As filed with the Securities and Exchange Commission on October _____, 2006	Registration No. ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

IPTIMIZE, INC.
(Name of small business issuer in its charter)

Minnesota	8322	93-0843140
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

2135 S. Cherry Street, Suite 200
Denver, Colorado 80222
(303) 268-3600
(Address and telephone number of principal executive
offices and principal place of business)

Clinton J. Wilson, President
IPtimize, Inc.
2135 S. Cherry Street, Suite 200
Denver, Colorado 80222
(303) 268-3600
(303) 268-3639 (fax)
(Name, address and telephone number of agent for service)

Copies to:
Jeffrey M. Stein, Esq.
Berkman, Henoch, Peterson & Peddy, P.C.
100 Garden City Plaza
Garden City, New York 11530
(516) 222-6200
(212) 222-6209 (fax)

Approximate date of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] _________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per Share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.001 par value	6,940,352	$.33	$2,290,316	$269.57
Common Stock, $.001 par value	250,000 (3)	$.50	$125,000	$14.70
Common Stock, $.001 par value	2,239,163 (4)	$.75	$1,679,372	$197.49
Common Stock, $.001 par value	393,751 (5)	$.80	$315,001	$37.04
Common Stock, $.001 par value	38,000 (6)	$1.00	$38,000	$4.47
Common Stock, $.001 par value	3,500,000 (7)	$.25	$875,000	$102.90
Common Stock, $.001 par value	1,104,236 (8)	$.33	$364,398	$42.89
Total	14,465,502		$5,687,087	$669.06

(1)
Represents shares of common stock that may be offered by certain selling security holders. Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares of common stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Pink Sheets on October 9, 2006, which was $.33 per share.

(3)	Represents shares of common stock underlying warrants exercisable at the price of $.50. For more information, please see Section entitled “Liquidity and Capital Resources.”
(4)	Represents shares of common stock underlying warrants exercisable at the price of $.75. For more information, please see Section entitled “Liquidity and Capital Resources.”
(5)	Represents shares of common stock underlying warrants exercisable at the price of $.80. For more information, please see Section entitled “Liquidity and Capital Resources.”
(6)	Represents shares of common stock underlying warrants exercisable at the price of $1.00. For more information, please see Section entitled “Liquidity and Capital Resources.”
(7)
Represents shares issuable upon conversion of convertible debentures. In accordance with the terms of the convertible debentures, the number of shares included herein was determined assuming: (i) conversion of the entire $3,500,000 principal amount under the convertible debentures plus our best estimate of accrued interest at the annual rate of 15 % until maturity, or two years from the date of issuance, and (ii) a conversion price of $.25.

(8)	Represents shares issuable upon conversion of 1,104,236 shares of the Registrant’s Series A Preferred Stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to Completion Dated October____, 2006

IPtimize, Inc.
14,465,502 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 14,465,502 shares of our common stock. The total number of shares of common stock sold herewith consists of the following shares to be issued to the selling stockholders: (i) up to 3,500,000 shares of common stock issuable upon conversion of convertible debentures, (ii) up to 2,920,914 shares of common stock issuable upon the exercise of warrants, (iii) up to 1,104,236 shares of common stock issuable upon the exercise of Series A Preferred Stock, and (iv) 6,940,352 shares of common stock already issued and outstanding. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus. No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise, if any, of warrants to purchase 2,920,914 shares of common stock. All costs associated with this registration will be borne by us.

Our common stock is currently listed on the Pink Sheets under the symbol “IPZE.PK.” On October 9, 2006, the last reported sale price of our common stock on the Pink Sheets was $0.33 per share.

Our principal executive offices are located at 2135 S. Cherry Street, Suite 200, Denver, Colorado 80222, and our telephone number at such address is (303) 268-3600.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 8.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is October ____, 2006.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________________________

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

___________________________

-i-

PROSPECTUS SUMMARY

  The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Iptimize”, “Company”, “we,” “us,” or “our” refer to Iptimize, Inc. (formerly known as Simmetech, Inc.)

IPtimize, Inc.

Company Overview

We were originally incorporated in the State of Minnesota in 1983 under the name Simmetech, Incorporated (“Simmetech”). Pursuant to an Agreement and Plan of Merger dated September 20, 2005 (the “Merger Agreement”), Simmetech acquired and merged with (the “Merger”) IPtimize, Inc., a Colorado corporation (“IPtimize”). The Merger was effective as of December 2, 2005, and our trading symbol is now IPZE.PK. Pursuant to, and as a condition of, the Merger Simmetech completed a one-for-fifty (1:50) reverse split of its Common Stock, and IPtimize executed a one-for-two (1:2) reverse split of its Common and Preferred Stock. Simmetech changed its name to IPtimize, Inc. and its operating business now consists of the business of IPtimize. Prior to the Merger, Simmetech did not have ongoing business operations.

The Articles of Incorporation and Bylaws of Simmetech as in effect in the State of Minnesota immediately prior to the Closing of the Merger continue in full force and effect after the closing of the Merger. The directors and officers of IPtimize immediately prior to the closing of the Merger were named the directors and officers, and Robert Wasson, the sole officer and director of Simmetech, remained as a director.

Though Simmetech became a publicly-traded entity in August 1998, we have not reported our quarterly and annual financial results for previous years. At various times since becoming a publicly traded entity, including most recently in 2004, we had undertaken to complete a merger with an operating company, however none was consummated until the Merger with IPtimize. Simmetech had no significant assets or liabilities prior to the Merger.

IPtimize, Inc.

  Iptimize, Inc. was incorporated under the laws of the State of Colorado as DSL Holdings, Inc. (“DSL”) on May 14, 1998. On May 20, 2003, DSL entered into an agreement with IPtimize, Inc. whereby the two companies would merge and DSL would remain as the surviving company. On July 1, 2003, DSL amended and restated its Articles of Incorporation changing its name to IPtimize, Inc. At the time DSL’s primary line of business was communications consulting.

On October 26, 2004, Iptimize, Inc. entered into an agreement to purchase the assets and liabilities of Digital Telecom and Technology, Inc. (“DTT”). This asset acquisition created a foundation to begin selling Iptimize IP Systems hardware.

Today Iptimize, Inc. provides voice-over-internet protocol (“VoIP”) services and related systems to small- to medium-sized enterprise (“SME”) clients. Our managed IP-based communications solutions are designed to allow clients to improve enterprise productivity, reduce operating and capital costs, mitigate risks and simplify their businesses.

VoIP has become accepted as a quality alternative to more costly traditional phone systems. VoIP brings the phone “into” the computer, thereby allowing the caller to use Microsoft Outlook and other desktop applications to dial the call, save the voice message in email and track contact information, all of which make the caller more productive. The Radicati Group, a communications industry research firm, estimates that by 2008, VoIP is expected to grow to 44% of all corporate phone lines. This represents significant industry growth from the current $1 billion in 2004 to $5.5 billion in 2008. According to Gartner Dataquest, international VoIP enterprise lines will soon exceed traditional TDM (phone) lines. VoIP was expected to exceed 10 million phone lines in 2005 and will approach 50 million phone lines by the year 2008

We are focused on the business customer, delivering high quality VoIP that will work reliably on our customers’ existing computer network. While VoIP is becoming more broadly available, most businesses have yet to implement it because it is often difficult to make work within a company’s existing office. The quality of the broadband coming into a business office and the configuration of a company’s existing network must be considered before VoIP can be properly deployed. We address these issues for the client to simplify deployment and to offer our VoicePilot brand VoIP on a monthly basis. Our “Managed VoIP Services” solutions are designed specifically for the small-to-medium-sized enterprise market. We measure our growth by the number of “IP addresses under management”: the unique identification addresses of computers and servers that link communications services together and manage the security and control functions. The success of VoIP in a business network is based on the management of its integration into an existing network, each part of which has its own IP address. We believe that our business customers enjoy greater quality and reliability from our Voice Pilot Managed VoIP service because we address the “whole” network (how they are connected to the Internet and how they use their network “inside” their office) and manage their VoIP monthly.

As of December 31, 2005 we had an accumulated deficit of $6.8 million. For the year ended December 31, 2005 we generated net sales of $1.5 million and had a net loss of $3.3 million. For the year ended December 31, 2004 we had an accumulated deficit of $3.5 million. For the year ended December 31, 2004 we generated net sales of $0.5 million and had a net loss of $3.0 million. As of December 31, 2005 we had negative working capital of $1.0 million. We will require additional financing of $1.0 million to fund our operations over the next twelve months.

  Our principal offices are located at 2135 South Cherry Street, Suite 200, Denver, Colorado, and our telephone number is (303) 268-3600. We are a Minnesota corporation. We maintain a website at www.IPtimize.com. The information contained on that website is not deemed to be a part of this prospectus.

The Offering

Common stock offered by selling stockholders	Up to 14,465,502 shares, including the following (maximum number of shares to be issued to the selling stockholders is 7,525,150):

- 6,940,352 shares of common stock;
- up to 250,000 shares of common stock issuable upon exercise of warrants at $0.50 per share;
- up to 2,239,163 shares of common stock issuable upon exercise of warrants at $0.75 per share;
- up to 393,751 shares of common stock issuable upon exercise of warrants at $0.80 per share;
- up to 38,000 shares of common stock issuable upon exercise of warrants at $1.00 per share;
- up to 3,500,000 shares of common stock issuable upon the exercise of convertible debentures;
- up to 1,104,236 shares of common stock issuable upon conversion of Series A Preferred Stock.

Common stock to be outstanding after the offering
32,488,543 shares assuming conversion of all preferred stock and convertible debentures, and exercise of all warrants registered hereby. The number of shares offered by selling shareholders represents 44.4% of the total number of outstanding shares of common stock assuming: (i) 1,104,236 shares of common stock issuable upon conversion of Series A Preferred Stock; (ii) 3,500,000 shares of common stock issuable upon conversion of convertible debentures; and (3) 2,920,914 shares of common stock issuable upon exercise of outstanding warrants.

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Pink Sheets Symbol	IPZE.PK

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 5.

Forward-Looking Statements
This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business

We Have a History of Losses Which May Continue, Which May Negatively Impact Out Ability to Achieve Our Business Objectives. We Expect Losses to Continue in the Future and There is a Risk We May Never Become Profitable.

The Company has a limited operating history in its current business activity of providing managed VoIP services to businesses upon which an evaluation of the Company and its prospects may be based. We have incurred startup expenses and losses since inception. We incurred net losses of $3.3 million for the year ended December 31, 2005 and $3.0 million for the year ended December 31, 2004. We may encounter unforeseen difficulties and obstacles, including unanticipated costs, or revenue growth that is slower than anticipated, and a slow acceptance by the market of our services and products. There can be no assurance that the Company will achieve or sustain profitability. The likelihood that the Company will succeed must be considered in light of the problems, expenses, and delays frequently encountered in connection with the development and growth of new businesses, as well as many other factors.

We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to generate revenue. As a result of continuing losses, we may exhaust all of our resources prior to completing the development of our products. Additionally, as we continue to incur losses, our accumulated deficit will continue to increase, which might make it harder for us to obtain financing in the future. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us, which could result in reducing or terminating our operations.

If We Are Unable To Obtain Additional Financing Our Business Operations Will Be Harmed and If We Do Obtain Additional Financing Our Then Existing Shareholders May Suffer Substantial Dilution

We have an immediate need for additional funds to finance the Company’s current and proposed business operations, as well as to satisfy certain outstanding indebtedness and trade payables. We anticipate that we will require up to approximately $1,000,000 to fund our anticipated growth stage sales operations for the next twelve months, depending on revenue from operations. Our continued operations will depend upon the availability of cash flow from operations and/or our ability to raise additional funds through bank borrowings or equity or debt financing. There is no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, can be obtained on acceptable terms. If we cannot obtain needed funds, we may be forced to curtail or cease our activities, placing the continued viability of the Company in substantial doubt. Even if we do receive additional financing, it may not be sufficient to sustain or expand our operations or continue our business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue as a Going Concern, Which May Hinder Our Ability to Obtain Future Financing

In their report dated June 28, 2006 our independent auditors stated that our financial statements for the year ended December 31, 2005 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised due to our incurring net losses of $6.8 million during the period from January 1, 2003 through December 31, 2005 in which IPtimize began the VoIP service operations which the Company pursues today.  The majority of these losses were incurred by IPtimize during the recent periods of April 2003 through to December 31, 2005 in the implementation of the Company’s plan of providing VoIP services and related systems to small to medium sized enterprises (“SME”) customers. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, generating sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

Failure of Customers to Accept VoIP Would Have a Material Adverse Impact on Our Business

The Company’s success is critically linked to evolving developments in the worldwide telecommunications infrastructure that will provide the low cost Internet bandwidth essential to using the Company’s Internet Protocol-based phone products and services. Although anticipated to grow, consumer acceptance of Internet-based telephone use is presently low. The possibility exists that the Internet will fail to achieve broad consumer acceptance as a medium for telephone communications.

Our business plan assumes the rapid growth and broad market acceptance of VoIP. However, there can be no assurance that the market will accept VoIP as an alternative to traditional telephony services or that the market will accept our particular services and products. Any material delay in acceptance of VoIP services will have a material adverse effect on the financial performance of the Company and may require that we change our business strategy.

Competitors have invested substantial resources in the existing telecommunications infrastructure, including proprietary networks, and may effectively compete against the Internet-based market for customers. Furthermore, the transmission of voice communications over data networks, including the Internet, is limited by the current capabilities of those networks. Bundling voice and data communications over common networks could cause these transmissions to suffer in the event that networks have insufficient bandwidth. Additionally, the Company is confronted with how to position itself within an industry with rapidly evolving standards, many of which are designed by competitors with vast resources developing proprietary technologies. The Company’s failure to conform its products to existing or future standards may limit their acceptance by market participants.

Unforeseen explosive growth in the VoIP industry, either driven by increasing bandwidth availability or as a result of competitive developments, could strain the Company’s ability to deliver its products to market within a narrowing window of opportunity. As a result, the Company cannot predict with any degree of accuracy how the VoIP industry will evolve and whether the evolving telecommunications infrastructure will continue to support the Company’s Internet phone products. To address these risks, the Company must continue to develop and upgrade its technologies and commercialize its services incorporating such technologies. There can be no assurance that the Company will successfully address such risks, and failure to do so could have a material adverse effect on the Company’s business, results of operations and financial condition.

We Rely on Business Partners and Third-Party Service Providers

Our success will largely depend upon the ability to implement agency and business partnering strategies. For example, we rely on arrangements with third parties to provide ISP services, data networking services, hosted data services, local telecom service and wireless internet access. The Company intends to rely upon several unaffiliated, third party companies, for computer equipment, network services, component parts, manufacturing, systems integration and operational aspects of its web sites. This outsourcing strategy involves certain risks, including the potential lack of adequate capacity and reduced control over delivery schedules, manufacturing yield, quality, and costs. In the event that any significant subcontractor were to become unable or unwilling to continue to supply, manufacture or maintain Company products in the required volumes, the Company would have to identify and qualify acceptable replacements. Finding replacements could take time, and management cannot be sure that additional sources would be available on a timely basis. As a result, the Company is subject to the risk of interruptions in operations or supplies due to changes in market demand, servicing costs, and competitors’ prices. There can be no assurance that we will be able to maintain favorable relationships with the providers of these services, in which case we may be unable to provide customers with our full range of services. Many of the factors necessary for the success of these relationships are beyond our control, and there can be no assurance that our agents or partners will develop their businesses to such a level that would provide meaningful revenue or support to the Company.

Failure to Maintain Customer Management Will Impact the Growth of Our Business

We use software programs and other internal controls that manage the processes involved in fulfillment, customer service and customer support. These controls are necessary for the delivery of our products and services and the maintenance of our customer and business partner relationships. Any operational delays or service failures, including billing, contract management or management of services, may have a material negative impact on our operating results.

Our Business May Become Subject to Extensive Government Regulation; Taxes in Multiple Jurisdictions

To date, governmental regulations have not materially restricted use of the Internet in the VoIP markets. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. On April 10, 1998, the Federal Communications Commission (“FCC”) issued a Report to Congress indicating its intent to regulate certain Internet service providers that use Internet protocols to provide Internet telephony as subject to telecommunications regulation. According to the FCC, Internet phone-to-phone services bear the characteristics of telecommunications, not of an enhanced information service, which has been historically exempt from the payment of access charges to local exchange carriers for originating and terminating calls over the public switched telephone network. While neither Congress nor the FCC has yet formally adopted laws or regulations based on the 1998 FCC Report, several Bell Operating Companies have acted to apply access charges to Internet telephony providers.

Uncertainty currently exists as to whether new laws or regulations may be passed that would increase the Company’s costs of doing business or limit the Company’s ability to deliver its products and services over the Internet. New laws may be passed or interpretations of existing laws may be made, regulating issues such as sales and other taxes; access charges; user privacy; pricing controls; characteristics and quality of products and services; consumer protection; cross-border commerce; copyright, trademark and patent infringement; and other claims based on the nature and content of Internet materials. Also, many other countries have standards for safety and other certifications that must be met before the Company’s products can be legally sold in those countries. No assurance is made that the FCC, IRS or other governmental officials responsible for regulating compliance with such laws will adopt the Company’s interpretations of laws, or its attempt to comply with laws. Also, no assurance is made that the Company’s products or services will be in continuous compliance with any future laws, regulations or standards, either in the United States or in other countries. The Company is subject to state and federal income and payroll taxes, local and personal property taxes and certain other fees. Because we conduct business in several jurisdictions, our operations may be subject to taxation by multiple state and local taxing authorities. Many state and local tax laws are not uniform, and we may be exposed to double taxation on portions of our income by various jurisdictions.

The VOIP and Communications Services Industry is Very Competitive and We May be Unable to Compete Effectively in this Industry in the Future

The market for communications services, including VoIP and managed network services offered by us, is extremely competitive. Presently, we compete (at varying degrees depending on their involvement with SME customers) with firms including Vonage, Covad Communications, AT&T, Packet 8, Inc., and Qwest Communications, as well as technology firms including Savvis Communications, SiteLite, RedSiren, NetSolve, NUVO, Opsource and OneConnect. To a lesser extent, we compete for certain network monitoring or secure access services with “virtual network operators” including Vanguard, iPass, Sirocom, Virtela, Megapath and FiberLink. We compete for VoIP services with various national and local providers. We expect to receive competition from both agency and systems integration firms which participate in SME customers’ networking purchases. In Denver, we compete for SME customers with Qwest Communications, Covad, and C-Beyond, which provide certain related vendor coordination services.

Many of these competitors have substantially greater capital resources, larger customer bases, marketing experience, research and development staff, and facilities than we do. Any of these companies could succeed in developing products that are more effective than the products that we have or may develop and may be more successful than us in producing and marketing their products. It is impossible to quantify the number of competitors since they include both the companies we attempt to sell our products and services to through their use of internal security and various other security product companies

We expect this competition to continue and intensify in the future. Competition in our markets is primarily driven by:

●	Product performance, features and liability;
●	Price;
●	Timing of product introductions;
●	Ability to develop, maintain and protect proprietary products and technologies;
●	Sales and distribution capabilities;
●	Technical support and service;
●	Brand loyalty;
●	Applications support; and
●	Breadth of product line.

If a competitor develops superior technology or cost-effective alternatives to our products, or our services, our business, financial condition and results of operations could be materially adversely affected. There can be no assurance that we will be able to successfully attract customers or that competitors may not take measures that impact the price, delivery or general attractiveness of our service and product offerings.

If We Fail to Introduce New Products or Services, or Our Existing Products or Services Are Not Accepted by Potential Customers, We May Not Gain or May Lose Market Share

VoIP is a rapidly growing and evolving market that is likely to be affected by future technological developments. The technology and methodology relating to this field are constantly changing at a rapid pace, and may favor larger companies with more substantial financial and technical resources than the Company. Rapid technological changes and frequent new product introductions are typical for the markets we serve. Our future success will depend in part on continuous, timely development and introduction of new products and services that address evolving market requirements. We believe successful new product and service introductions provide a significant competitive advantage because customers invest their time in selecting and learning to use new products, and are often reluctant to switch products. To the extent we fail to introduce new and innovative products and/or services, we may lose market share to our competitors, which will be difficult or impossible to regain. Any inability, for technological or other reasons, to successfully develop and introduce new products could reduce our growth rate or damage our business.

We may experience delays in the development and introduction of products. We cannot assure that we will keep pace with the rapid rate of change in VoIP or that our new products or services will adequately meet the requirements of the marketplace or achieve market acceptance. Some of the factors affecting market acceptance of new products include:

●	Availability, quality and price relative to competitive products;
●	The timing of introduction of the product relative to competitive products;
●	Customers’ opinions of the products’ utility;
●	Ease of use;
●	Consistency with prior practices;
●	Opinions of the products’ usefulness; and
●	General trends.

We have not experienced any difficulties with the preceding factors, however, there can be no assurance that we will not experience difficulties in the future. The expenses or losses associated with unsuccessful product development or lack of market acceptance of our new products could materially adversely affect our business, operating results and financial condition.

The Failure to Manage Our Growth in Operations and Acquisitions of New Product Lines and New Businesses Could Have a Material Adverse Effect on Us

The expected growth of our operations (as to which no representation can be made) will place a significant strain on our current management resources. To manage this expected growth, we will need to improve our:

●	operations and financial systems;
●	procedures and controls; and
●	training and management of our employees.

Our future growth may be attributable to acquisitions of new product lines and new businesses. We expect that future acquisitions, if successfully consummated, will create increased working capital requirements, which will likely precede by several months any material contribution of an acquisition to our net income.

Our failure to manage growth or future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by incurring convertible debt or issuing securities.

Although we currently only have operations within the United States, if we were to acquire an international operation; we will face additional risks, including:

●	Difficulties in staffing, managing and integrating international operations due to language, cultural or other differences;
●	Different or conflicting regulatory or legal requirements;
●	Foreign currency fluctuations; and
●	Diversion of significant time and attention of our management.

If We Are Unable To Retain the Services of Messrs. Wilson, Flood, and Evans, or if We Are Unable to Successfully Recruit Qualified Managerial and Sales Personnel Having Experience in Our Business, We May Not be Able to Continue Our Operations

We are significantly dependent upon the continued service of Mr. Clinton J. Wilson, our Chief Executive Officer and President, Robert Flood, our Chief Technical Officer and Mr. John R. Evans, our Chairman.  The loss of one or more of our officers or key employees would have a materially adverse effect on our ability to execute our business plan and manage our operations and could have a material adverse effect on our growth, revenues, and prospective business. While we have entered into employment agreements with Mr. Wilson and Mr. Evans, they may terminate their employment with us at any time without penalty. Since we have not entered into employment agreements with the other members of management, they may also terminate their employment with us at any time without penalty. There can be no assurance, if the services of any of these individuals were unavailable, that we would be able to employ qualified replacements to perform these services on terms suitable to us. We do not presently carry any “key man” or related life insurance policies on any of our senior management employees or directors.

We are not aware of any named executive officer or director who has plans to leave us or retire. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and sales personnel having experience in business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

We Need To Expand Our Sales and Support Organizations to Increase Market Acceptance of Our Products

We currently have a small customer service and support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. The employment market for sales personnel, and customer service and support personnel in this industry is very competitive, and we may not be able to hire the kind and number of sales personnel, customer service and support personnel we are targeting. Our inability to hire qualified sales, customer service and support personnel may materially adversely affect our business, operating results and financial condition.

Our Trademark and Other Intellectual Property Rights May Not be Adequately Protected, Resulting in Loss of Revenue

We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We may, however, experience conflict with various third parties who acquire or claim ownership rights in certain trademarks. We cannot assure that the actions we have taken to establish and protect these trademarks and other proprietary rights, and thus we might not be able to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction.

Risks Relating to Our Common Stock

Our Stock Price has Historically Been Volatile and the Future Market Price for Our Common Stock May Continue to be Volatile. Further, the Limited Market for our Shares will Make Our Stock Price More Volatile. This May Make it Difficult for you to Sell Our Common Stock for a Positive Return on your Investment.

The public market for our common stock has historically been very volatile. Any future market price for our shares may continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

The Number of Shares of Common Stock Which are Available for Sale upon Exercise of our Outstanding Warrants or Conversion of our Outstanding Convertible Debentures and Preferred Stock is Significant in Relation to Our Currently Outstanding Common Stock and Could Cause Downward Pressure on the Market Price for Our Common Stock.

The number of shares of common stock registered for resale upon exercise of our outstanding warrants or conversion of our outstanding convertible debentures and Series A Preferred Stock is significant in relation to the number of shares of common stock currently outstanding. If those securityholders determine to sell a substantial number of shares into the market at any given time, there may not be sufficient demand in the market to purchase the shares without a decline in the market price for our common stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading volume for our common stock, or even the availability of such a large number of shares, could depress the trading market for our common stock over an extended period of time.

If Persons Engage in Short Sales of Our Common Stock, Including Sales of Shares to be Issued Upon Exercise of our Outstanding Warrants or Conversion of our Outstanding Convertible Debentures and Preferred Stock, the Price of our Common Stock may Decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. In addition, holders of options and warrants will sometimes sell short knowing they can, in effect, cover through the exercise of an option or warrant, thus locking in a profit. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock issued upon exercise of our outstanding warrants or conversion of our outstanding convertible debentures and Series Preferred Stock could cause even greater declines in the price of our common stock due to the number of additional shares available in the market upon such exercise or conversion, which could encourage short sales that could further undermine the value of our common stock. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

Our Common Stock is Subject to the “Penny Stock” Rules of the SEC and the Trading Market in our Securities is Limited, which Makes Transactions in Our Common Stock Burdensome and May Reduce the Value of an Investment in our Common Stock

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and
●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and
●
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We Have not Paid Cash Dividends in the Past and do not Expect to pay Cash Dividends in the Future. Any Return on Investment may be Limited to the Value of Our Stock.

We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of cash dividends on our stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay cash dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs and plans and objective of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to:

●	our ability to fund future growth and implement our business strategy;
●	demand for and acceptance of our programs;
●	our dependence on a limited suite of communications service products;
●	our ability to develop and expand the market for our service products;
●	our ability to market our programs;
●	growth and market acceptance of the business community;
●	competition in the VOIP industry and our markets;
●	our ability to attract and retain qualified personnel and marketing representatives;
●	legislative or regulatory changes in the internet or communications industries;
●	the condition of the securities and capital markets;
●	general economic and business conditions, either nationally or internationally or in the jurisdictions in which we are doing business;

and statements of assumption underlying any of the foregoing, as well as any other factors set forth under the caption “Risk Factors” on page 5 of this prospectus and “Management’s Discussions an Analysis of Financial Condition and Plan of Operation” below.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition or Plan of Operations and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the caption “Risk Factors” on page 5 of this prospectus and elsewhere in this prospectus. The following should be read in conjunction with our audited financial statements beginning on page F-1 of this prospectus.

Plan of Operations

Overview

We provide voice-over-internet protocol (“VoIP”) services and related systems to small-to medium-sized enterprises (“SME”) customers. Our managed IP-based communications solutions are designed to allow clients to improve enterprise productivity reduce operating and capital costs, mitigate risks and simplify their businesses. We are primarily focused on the business customer - delivering high quality VOIP that will work reliably on our customers” existing computer network. Our managed VoIP Services solutions are designed specifically for the SME market. Our product brand is named VoicePilot. We measure our growth by the number of “IP Addresses under management”.

We were first formed and capitalized as Simmetech, Inc. in 1983, but entered the business of VoIP communications services through the Merger with IPtimize in 2005. Prior to the Merger, Simmetech had not raised capital through any offering of stock. IPtimize has raised $2,283,140 in financing activities from May 2003 through December 31, 2005, and issued $2,822,015 in common stock for services performed, for a total common stock equity of $5,105,255 at December 31, 2005. IPtimize also raised $600,000 in Series A Preferred Stock in March, 2005, and $710,000 in bridge loans through June 30, 2006.

We launched our VoicePilot and VoIPConnect product to the marketplace in the second quarter of 2005. We have grown our “IP addresses under management,” representing the number of computer and network elements utilizing our VoIP or network services, from none at December 31, 2004 to roughly 500 at December 31, 2005.

Description of Financial Components

We classify our business into two segments: VoIP Services and VoIP Systems.

Revenue and Cost of Sales.

The following table outlines the components of revenue and the related cost of sales (excluding depreciation), by segment:

Revenue -	Cost of Sales -

VoIP Services:

VoicePilot Services - monthly service billing	Monthly network usage charges

VoIPConnect Services - monthly service billings	Monthly network usage charges

Agency Services - monthly network commissions	Monthly agency referral commission

Technical Support Services - Hourly installation
Charges to install VoIP Systems	Hourly Technical Support Costs per Project implementation

VoIP Systems:

IP Systems - IP based hardware including VoIP
Telephones and appliances	Cost of VoIP and IP equipment

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances. Actual results may differ under different estimates and assumptions.

The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties.

Revenue Recognition

The Company recognizes revenue from services at the time the services are completed and revenue from the sale of products at the time that title passes to the buyer.

Valuation of Stock-Based Compensation

We account for employee stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. APB 25 requires that we recognize compensation cost for stock options issued to employees to the extent the fair value of our common stock exceeds the exercise price of the options on the date of grant. We have presented the required disclosures of Financial Accounting Standards No. 123, “Accounting For Stock-Based Compensation” (“SFAS No. 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” and, accordingly, make pro forma disclosures for net income and earnings per share as if the fair value method of valuing options had been applied.

We account for non-employee stock-based compensation in accordance with SFAS No. 123, “Accounting For Stock-Based Compensation” and Emerging Issues Task Force No. 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services” (“EITF 96-18”). SFAS No. 123 and EITF 96-18 require that we account for our option and warrant grants to non-employees based on the fair value of the options and warrants granted.

We use the current value of the stock to price the value of the options and warrants we grant to employees and non-employees. We are required to make certain assumptions in connection with this determination, the most important of which involves the calculation of volatility with respect to the price of our common stock. The computation of volatility is intended to produce a volatility value that is representative of our expectations about the future volatility of the price of our common stock over an expected term. At this point in time, we are only able to use our past share price history to determine volatility. We cannot predict how the price of our shares of common stock will react on the open market in the event they are listed for trading on the OTC Bulletin Board. As a result, the volatility value we have calculated may differ from the future volatility of the price of our shares of common stock.

We adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS No. 123R”), which revised SFAS No. 123, on January 1, 2006. A summary of SFAS No. 123R is provided below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Accounting Pronouncements.”

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 151, “Inventory Costs- an amendment of ARB No. 43, Chapter 4.” This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions--an amendment of FASB Statements No. 66 and 67” (“SFAS 152”). The amendments made by Statement 152 amends FASB Statement No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (“SOP”) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This Statement also amends FASB Statement No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005 with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, the FASB published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, the Company implemented the revised standard in the third quarter of fiscal year 2005. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. This standard was adopted on January 1, 2006.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets,” an amendment of APB Opinion No. 29, “Accounting for Non-monetary Transactions” (“SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In May 2005, FASB issued SFAS 154 “Accounting Changes and Error Corrections replacement of APB Opinion No. 20 and SFAS No. 3.” This Statement replaces APB Opinion 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2006, FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
3.	Permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.
4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under SFAS No. 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material impact on the Company’s financial statements.

In February 2006, the FASB issues SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

This Statement:

a.	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation
b.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133
c.
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

d.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives
e.
Amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the first fiscal year that begins after September 15, 2006.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of SFAS No. 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

The Company is currently reviewing the effects of adoption of this statement but it is not expected to have a material impact on its financial statements.

Results of Operations

Six months Ended June 30, 2006 Versus Six Months Ended June 30, 2005

Revenue. Revenue for the six months ended June 30, 2006 was $515,264 compared to $923,681 for the six months ended June 30, 2005. The revenue decrease of $408,417 was attributable to the decrease in both IP Systems of $333,227 and $74,926 in IP Services. Within IP Services, there was a growth in our Hosted VoIP Services of $116,699 related to our recurring service VoicePilot and Voice Connect products. These services grew by $116,699 or 1,367% over the same prior period. Our overall revenue mix shifted towards our core service products from 45% voice services for the six months ended period in 2005 to 66% in the six months ended period in 2006. The decrease in IP Systems revenue was the result of transitioning away from one time sales of systems and the one-time supporting services related to those systems implementations and a reduction in staffing within organization. IP Systems represented 55% of revenue in the six month ended June 30, 2005 vs 34% for the six month ended June 30, 2006. While revenue declined on an absolute basis during the period, we grew our core recurring revenue of IP addresses under management from 88 to 791 from June 30, 2005 to June 30, 2006.

Cost of Sales. Cost of sales excluding depreciation for the six month ended June 30, 2006 was $264,274 compared to $450,588 for the comparative period in 2005. The decrease of $186,313 cost of sales was primarily attributable to the decrease in IP Systems costs of $171,766 caused by a reduction in IP Systems installations. Within the cost of sales decrease in IP Services we saw an increase of $90,114 in our Hosted VOIP Services cost that combined with a reduction of $93,839 related to IP System implementations resulting in an overall decrease of only $14,517.

Selling, General, Administrative Expenses.  Selling, general, and administrative expenses were $1,033,923 for the six months ended June 30, 2006 versus $1,736,765 for the six months ended June 30, 2005. Salaries and wages were $515,493 for the six months ended June 30, 2006 versus the six months ended June 30, 2005 of $986,788.  The reduction was due to a decrease in employees from 32 full time employees to 13 full time employees. Selling, general and administrative costs decreased during the period primarily on account of a $275,245 reduction in salaries related to a reduction in the workforce to deliver IP Systems. Headcount as of June 30, 2006 was reduced by 19 to 13 from 32 at June 30, 2005. The reduction in employees was a result of a refocus of the company on its IP Services recurring revenue and the decreased dependence on IP Systems technicians. Non cash compensation was $474,389 for the six months ended June 30, 2006 versus $292,628 for the six months ended June 30, 2005. The non cash compensation of $474,389 includes common stock issued for consulting services of $240,000 and interest expense converted to common stock of $234,389. Selling general and administrative costs represented 347% of revenue for the period ended June 30 2006 compared to 223% for the same period ended June 30 2005.

Depreciation and Amortization Expense. Depreciation and Amortization Expense was not material for either the six months ended June 30, 2006 or the comparative period ended June 30, 2005.

Other Income (Expense). Other income (expense) consisted primarily of interest expense on account of bridge notes and Series A Preferred Stock for a total of $265,736 for the six months ended June 30, 2006 versus $2,587 for the comparative period ended June 30, 2005.

Net Loss. Net loss was $1,541,072 for the six months ended June 30, 2006 versus $1,580,031 for the same comparative period ended June 30, 2005. Net loss decreased by $38,959 primarily due to a reduction in selling, general and administrative costs of $524,212 offset by a reduction in gross profit of $222,104 and an increase of interest expense of $263,149.

Financing Activities. During the six months ended June 30, 2006, the Company received proceeds of $710,000 on the sale of bridge notes. The bridge notes carry a 15% interest rate and at the lenders discretion the bridge notes may be converted into 2,840,000 shares of the Company’s common stock. In addition the lenders received warrants to purchase 236,664 shares of Common Stock at a price of $.75 per share and 236,664 shares of common stock. We also received proceeds of $90,000 on the sale of 350,000 shares of Common Stock and issued warrants to purchase 100,000 shares of Common Stock at a price of $0.75 per share. The Company made payments on notes payable and line of credit equal to $98,412 resulting in net cash provided by financing activities of $727,275 at June 30, 2006.

Year ended December 31, 2005 Compared to Year Ended 2004

Revenue. Revenue for the year ended December 31, 2005 was $1,525,892 compared to $509,854 for the year ended December 31, 2004. The revenue increase was primarily attributable to the increase in both IP Services of $514,424 and $499,176 in IP Systems. The increase in IP Services was the result of adding technical support services in the Denver marketplace to provide services in the local area. The IP Systems increase was a result of sales to the acquired customer base from Digital Telecom and Technology, Inc. in October 2004. The increase in VoIP Services and Agency Services was due to the VoIP services being introduced to the marketplace in the second quarter of 2005. Our overall revenue mix shifted from 80% voice systems and 20% services in the year ended December 31, 2004, to 55% voice systems and 45% services in the year ended December 31, 2005.

Cost of Sales. Costs of sales for the year ended December 31, 2005 was $735,836 compared to $221,154 for the year ended December 31, 2004. The increase in cost of sales was primarily attributable to the increase in both IP Services cost of $115,838 and $398,848 in IP Systems. The increase in IP Services was attributable to increased labor costs and commissions to provide technical service implementation support. The increase in IP Systems costs was related to increased purchases of IP Systems hardware.

Selling, General, Administrative Expenses.  Selling, general, administrative expenses were $2,157,873 for the year ended December 31, 2005 compared to $1,552,102 for the year ended December 31, 2004. Salaries and wages comprised $1,865,889 for the year ended December 31, 2005 versus $901,229 for the year ended December 31 2004. The increase of $964,660 in Salaries and Wages in 2005 was a result of adding 16 full time employees to launch our IP Systems line of business in October 2004, bringing our total headcount to 33 at December 31, 2004. We had 18 full time employees as of December 31, 2005 and 33 full time employees as of December 31, 2004.  Between June and August 2005 we reduced our headcount to 18 full time employees, the reduction in employees was a result of a refocus of the Company on its IP Services recurring revenue and the decreased dependence on IP Systems technicians. Selling, general and administrative costs decreased during this period primarily on account of a $275,245 reduction in salaries related to a reduction in the workforce to deliver IP Systems. Non cash compensation was $1,765,889 for the year ended December 31, 2005 versus $901,229 for the year ended December 31, 2004. The non cash compensation of $1,765,889 included common stock issued for consulting services of $1,161,692 and accrued salary to executives converted to common stock of $604,197.

Depreciation and Amortization Expense. Depreciation and amortization expense was not material for either the year ended December 31, 2005 or the year ended December 31, 2004.

Other Income (Expense). Other Income (Expense) was $49,726 for the year ended December 31, 2005, and $28,103 for the year ended December 31, 2004. The increase in other expense is primarily due to increased interest expense of interest accrued for the Convertible Bridge Notes and the Series A Preferred Stock issued during 2005. (See discussion under “Financing Activities” below).

Net Loss. Net loss was $3,350,192 for the year ended December 31, 2005 compared to $2,995,004 for the year ended December 31, 2004. Net loss decreased by $355,188 due to the factors described above.

Financing Activities. During 2005, the Company issued 2,495,917 shares of Common Stock for cash of $692,875 and 750,000 shares of Series A Preferred Stock for cash of $600,000. The Company issued warrants to purchase a total of 931,751 shares of Common Stock in 2005, including warrants to purchase 328,126 shares of Common Stock related to the Series A Preferred Stock offering with an exercise price of $0.80 per share; 500,000 warrants to JP Turner & Co. with an exercise price of $1.00 per share; 65,625 warrants to certain brokers of JP Turner & Co. with an exercise price of $0.80 per share; and 38,000 warrants to investors with an exercise price of $1.00 per share.

During September 2005 the Company entered into a short term 12% convertible debenture for $50,000 with warrants to purchase 250,000 shares of common stock at an exercise price of $.005. These warrants were exercised and $1,250 received by the Company. The debenture has been repaid in full.

Liquidity and Capital Resources

As of June 30, 2006 we had current assets of $136,787, consisting of $1,310 cash on hand and accounts receivable and other current assets of $135,477, versus current assets of $153,818 consisting of $23,078 cash on hand and accounts receivable and other current assets of $130,740 as at June 30, 2005. We had a negative working capital position as of June 30, 2006 of approximately $2,028,228 versus $1,286,359 as at June 30, 2005. We require approximately $1,000,000 in working capital funds to continue our operations for the next year as well as approximately $1,500,000 to re-organize total current liabilities of $2,134,949. The working capital funding to add headcount to our sales organization to increase revenues related to our core service products VoicePilot and VoIP Connect. Overall the short term liabilities grew to $2,165,007 as at June 30, 2006 versus $1,663,244 as at June 30, 2005. The increase in short term liabilities of $471,705 was on account of increases in accounts payable and accrued expenses of $383,812 and notes payable of $126,357.

Subsequent to June 30, 2006 the following activity has occurred during the months of July and August 2006, the Company received proceeds of $165,000 on bridge notes aggregating to a total of $875,000. The bridge notes carry a 15% interest rate and at the lenders discretion the bridge notes may be converted into a total of 3,500,000 shares of the Company’s common stock. In addition, the lenders received warrants to purchase an aggregate of 46,655 shares of common stock at an exercise price of $0.75 per share and received an aggregate of 46,655 shares of common stock. The 46,655 shares of common stock were valued at $0.30 per share and are being amortized over a three year period. The fair market value of the warrants is zero.

Exploitation of potential revenue sources will be financed primarily through the sale of securities and convertible debt, exercise of outstanding warrants, issuance of notes payable and other debt or a combination thereof, depending upon the transaction size, market conditions and other factors.

While we have raised capital to meet our working capital and financing needs in the past, additional financing is required within the next 12 months in order to meet our current and projected cash flow deficits from operations and development. As of the date of this document, we have sufficient funds to conduct our operations for several months, but not for 12 months or more. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

Our registered independent certified public accountants have stated in their report dated June 28, 2006, that we have incurred operating losses, and that we are dependent upon management’s ability to develop profitable operations. These factors among others may raise substantial doubt about our ability to continue as a going concern.

We presently do not have any available credit, bank financing or other external sources of liquidity other than proposals made by various financing companies. Due to our historical operating losses, our operations have not been a source of sufficient liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding.

We will still need additional investments in order to continue operations to cash flow break even. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

Our ability to raise capital may be affected by several factors including but not limited to a lack of liquidity of our common stock. Additionally our ability to raise capital may be affected by our minimal revenues, the losses that we incur, our stockholders deficiency and our financial condition including our working capital deficit. Potential capital sources may require us to pay off existing indebtedness before providing any capital to us and we may be unable to do so.

As a result of the minimal revenues currently being achieved by the Company, we are actively looking to expand our services and offerings through acquisitions. We will seek to finance these acquisitions through the sale of our equity. We will seek to raise additional equity and debt to accomplish these potential acquisitions. We have been exploring a variety of potential acquisitions in the telecommunications services and internet telephony fields. Although we are actively looking, we have not entered into any definitive agreements, we are hopeful that we will be able to enter into and consummate a transaction in the near future.

From our inception in 1983 to early 2003, we did not complete any offering of securities. We have funded our net losses and capital expenditures through financing activities as outlined in the following table in addition to borrowings under lease financing.

Our principal uses of cash are to fund working capital requirements, develop our VoIP products and fund our operating losses. We expect that our expansion will result in continued losses in the Denver market for at least another year. Expansion into other markets may result in continued losses beyond the next year. However if our customer base grows and we are successful in marketing our VoIP services in the marketplace, we believe our revenue will increase in larger proportion to our operating expenses.

Our recent financing activities included the following transactions (the transactions described below which predate the Merger of December 2005 relate to transactions completed by Iptimize, Inc.):

2003 Common Stock and Notes Offering

In May 2003, Iptimize, Inc. sold Common Stock to investors at a price of $0.20 per share and in addition, sold one-year convertible “bridge notes” with an interest rate of 12% per annum, a conversion rate of $0.20 per share (the “2003 Bridge Notes”), and one warrant for every share as converted at an exercise price of $0.01 per share and one year to expiration (the “2003 Bridge Warrants”). Between May and October 2003, a total of $366,000 was raised, including $58,000 in 2003 Bridge Notes, and $308,000 in cash for sale of 1,540,000 shares of Common Stock valued at $.20 per share. All 2003 Bridge Notes were converted to shares of common stock, and all of the 2003 Bridge Warrants were exercised by the holders. A total of 2,120,000 shares of common stock were issued (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock in September 2005).

2004 Common Stock Offering

In January and April 2004, Iptimize, Inc. sold a total of 2,107,500 (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock in September 2005) shares of common stock for proceeds of $421,500.

2004 Bridge Note Offering

Between June and October, 2004, Iptimize, Inc. entered into a series of convertible “bridge note” agreements providing for the sale of $570,500 in principal amount convertible promissory notes (the “2004 Bridge Notes”) to 13 individuals (collectively referred to as the “Noteholders”). There were five secured notes totaling $342,500 issued, and eight unsecured notes totaling $228,000 issued. The 2004 Bridge Notes had a term of 12 months and paid interest at the rate of either: (a) 10% per annum for secured notes; or (b) 12% for unsecured notes. The secured 2004 Bridge Notes were senior to all existing and all future indebtedness, and secured by all our assets. The 2004 Bridge Notes were convertible at the holder’s discretion into common stock based on a conversion rate of $0.20 per share; and included one warrant for every share as converted at an exercise price of $0.01 per share (the “2004 Bridge Warrants”). At each of the Noteholder’s direction, all but $50,000 of the 2004 Bridge Notes have been converted into shares of our Common Stock for a total of 5,205,000 shares (after giving effect to the exercise of the 2004 Bridge Warrants and before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock in September 2005). The remaining 2004 Bridge Note in the amount of $50,000 is a secured note and is currently extended on a month-to-month basis by the holder.

Second 2004 Common Stock Offering

In November and December 2004, Iptimize, Inc. sold Common Stock at a price of $0.20 per share, in which a total of $188,000 was raised. A total of 940,000 shares of common stock were issued on this capital raise (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock in September 2005).

2005 Private Transaction of Common Stock

On June 27, 2005, Iptimize, Inc. sold 76,000 shares of its common stock (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock in September 2005) to three investors for $19,000 at a price of $0.25 per share, and issued warrants to purchase 38,000 shares of common stock at $1.00 per share with a three year expiration term.

2005 Series A Preferred Stock Offering

In March 2005, Iptimize, Inc. sold shares of its Series A Preferred Stock to investors at a price of $0.40 per share, through an accredited investor offering managed by J.P. Turner & Co (the “Series A Preferred”). The terms of the Series A Preferred Stock included: (a) 10% interest per annum payable in additional shares of preferred stock; (b) a liquidation preference senior in position to the common stock; (c) “Penalty Shares-Filing” allocable as additional preferred shares to investors based on the amount of time between the date of investment and the date of the filing of a registration statement with the SEC; (d) “Penalty Shares-Comments” allocable as additional preferred shares to investors based on the amount of time between the date of such registration with the SEC and the final date in which the Company shall have provided comments to the SEC during such registration process; (e) convertible into common stock at the holder’s discretion; and (f) demand registration rights on any filing with the SEC. Subject to the terms of the Series A Preferred, we have included the shares of common stock underlying the Series A Preferred in this registration statement.

In March 2005, a total of 1,500,000 shares of Series A Preferred were issued (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock in September 2005) and Iptimize, Inc. received $600,000. As of February 28, 2006: (a) the maximum amount of the Penalty Shares-Filing had been incurred, representing an additional 450,000 shares of Series A Preferred; and (b) Series A Preferred investors had accrued interest representing a total of 133,468 additional shares of Series A Preferred. Assuming conversion in full of the Series A Preferred into common stock on December 31, 2006, the 2006 interest expense will result in an additional 62,500 shares of common stock.

This offering provided one Common Stock Warrant for every two shares of Series A Preferred purchased (the “Series A Preferred Warrants”). The Series A Preferred Warrants have an exercise price of $0.80 per share and a term of two years from the date of issuance. If exercised, the Series A Preferred Warrants represent a total of 393,751 shares of common stock. We agreed to register the common stock underlying the Series A Preferred Warrants in this registration statement.

Per the terms of the engagement agreement with J.P. Turner & Co., Iptimize, Inc. issued a total of 500,000 shares of common stock to J.P. Turner & Co. or its employees (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock in September 2005).

In addition, JP Turner received warrants to purchase 500,000 shares of common stock at an exercise price of $1.00 per share (the “JP Turner Warrants”). The JP Turner Warrants have a term of four years from the date of issuance. We also issued to JP Turner & Co. per the terms of their engagement agreement, warrants to purchase 65,625 shares of common stock at an exercise price of $1.00 per share (the “Underwriter Warrants”). The Underwriter Warrants have a term of four years from the date of issuance.

2005 Common Stock Offering

In November 2005, Iptimize, Inc. sold Common Stock at a price of $0.30 per share, in which a total of $554,250 was raised. A total of 1,847,500 shares of common stock were issued on this capital raise (which were sold after the completion of the 2:1 reverse split of Iptimize, Inc. common stock in September 2005). The offering included one warrant for every share of common stock purchased (the “2005 Warrants”). The 2005 Warrants have an exercise price of $0.75 per share and a term of three years from the date of issuance. A total of 1,847,500 of the 2005 Warrants were issued. Also as a term of the offering, we committed to register the shares purchased in the 2005 Common Stock Offering, as well as the shares underlying the 2005 Warrants.

2006 Convertible Debenture Offering

Between March and August, 2006, we entered into a series of convertible debentures or “bridge note” agreements providing for the sale of $875,000 in principal amount convertible promissory notes (the “2006 Convertible Debentures”) with eleven individuals (collectively referred to as the (“Noteholders”). The 2006 Convertible Debentures have a term of 12 months and bear interest at the rate of 15% per annum. The 2006 Convertible Debentures are senior to all non-collateralized existing and all future indebtedness, and secured by all our assets. The 2006 Convertible Debentures are convertible at the holder’s discretion into shares of common stock based on a conversion rate of $0.25 per share. The 2006 Convertible Debentures included the issuance of .33 shares of common stock for every $1,000 invested; and included .33 warrants for every $1,000 invested with an exercise price of $0.75 per share (the “2006 Bridge Warrants”). The term of the 2006 Bridge warrant is three years. At each of the Noteholder’s discretion, the 2006 Convertible Debentures will convert into a total of 3,500,000 shares of our Common Stock, all of which have the right to be registered hereunder. A total of 291,653 shares of Common Stock and 2006 Bridge Warrants to purchase 291,653 shares of Common Stock were issued in connection with this offering.

Other Negotiated Indebtedness

In November 2004, we entered into a three-year, $50,000 equipment leasing facility for the acquisition of network infrastructure and assessment software tools. Borrowings under this facility are secured only by the leased assets. We also have approximately $43,000 outstanding payable to certain vendors under capital lease arrangements for equipment, all of which matured by December 2005.

Through 2005, Iptimize, Inc. entered into various short-term loans related to the repayment of certain trade payables totaling approximately $140,000. We expect to make continuing payments on these short-term loans through the proceeds of any new investments received. In September 2005, we entered into two separate $50,000 short-term loans, totaling $100,000 before interest. One loan was repaid in full for $55,000 and the issuance of 30,000 shares of common stock. The other loan is payable upon demand by the holder.

INDUSTRY OVERVIEW

We participate in the communications services industry as a managed services provider to U.S. small- and medium-sized businesses. Within the communications industry, we compete primarily in the managed VoIP and IP systems wireline voice and Internet broadband markets.

The Market for Communications Services

According to International Data Corporation, or IDC, the U.S. wireline voice and data communications market’s revenues for 2005 were estimated at $207.6 billion, a decline from the market’s total revenues of $212.1 billion in 2004, as a result of increased competition, changes in technology and other factors. The industry is typically segmented by both customer and service type. IDC estimates that businesses accounted for revenues of $115.1 billion in 2005, with the remaining $92.6 billion of revenues representing consumer spending. Of the total business-segment revenue, IDC estimates that small businesses, which it defines as those with fewer than 100 employees, accounted for $46.2 billion of revenues. The wireline market can also be segmented by service type, including local and long distance voice services, data transport and various enhanced services. In 2005, according to IDC, the small business segment accounted for an estimated $24.6 billion in local voice revenue, $11.4 billion in long distance voice revenue, $9.1 billion in value-added data services revenue and $1.0 billion in revenue from access charges and other services.

Telecom Act

Prior to the passage of the Telecommunications Act of 1996, or Telecom Act, the communications industry was dominated by a monopoly local exchange carrier in each region. The Telecom Act brought significant change to the industry, which now generally comprises a few very large incumbent local exchange carriers, or “ILEC’s”, and many smaller alternative telecommunications carriers. Recently announced mergers, such as the proposed merger of Bell South and AT&T, are increasing the trend towards consolidation of the larger carriers.

The primary objective of the Telecom Act was to drive greater value for end-customers through increased competition. Important goals of the Telecom Act included:

•	stimulating facilities-based local competition;

•	encouraging the rapid deployment of broadband services; and

•	enabling innovative service offerings.

The Telecom Act made possible a new era of communications competition by requiring incumbent carriers to make unbundled network elements, or “UNE’s”, available to alternative carriers at wholesale or discounted rates. New operators could leverage access, transport and switching UNE’s to deliver service to customers. CLEC’s emerged to offer voice, data and Internet services to businesses and consumers in competition with the Regional Bell Operating Companies, or RBOC’s, other ILEC’s, and interexchange carriers, or IXC’s.

Competitive Carriers

Competitive carriers include the traditional CLEC’s, cable television companies, utility companies, Internet service providers, providers utilizing VoIP technology and other hybrid service providers offering a range of communications services. Competitive carriers utilize several types of business strategies, deploy various network architectures and serve a range of customers. They can be broadly segmented into two groups:

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Facilities-based providers. These providers offer service to end users either exclusively or predominantly over their own facilities. Typically, facilities-based providers operate their own switching networks and either build their own facilities or lease last-mile facilities from the ILEC’s. These “last-mile” facilities include connection between the end-user customer’s premises and the serving central office, generally referred to as the local loop, and the facilities between the serving central offices and other central offices that are necessary for the routing of calls through the local network, generally referred to as interoffice transport. The Telecom Act requires that ILEC’s make these local loop and interoffice transport facilities available to competitors on an unbundled basis. These unbundled facilities are offered today by the ILEC’s in accordance with the Telecom Act and include voice-grade and high capacity UNE-L’s (such as T-1 circuits) and high capacity interoffice transport.

•
Non-facilities-based providers. These providers do not operate their own facilities but instead use the facilities of other providers exclusively. Non-facilities-based providers resell retail service that is offered to them at a wholesale discount and re-brand these services to their end user customers. Resale was contemplated and required by the Telecom Act and allows a competitive carrier rapidly to offer end-to-end service delivery targeted at consumers without owning any facilities. Currently, most non-facilities based carriers purchase a package of services known as the UNE Platform, or UNE-P, from ILEC’s at wholesale prices based on incremental costs.

According to Gartner Research, there were well over 300 competitive carriers by early 2001, but that number dwindled significantly as many of these operators went out of business or dissolved as a result of financial distress and merger and acquisition activity. The first wave of entrants to leverage the Telecom Act faced numerous challenges in implementing successful business strategies. Some of the challenges included significant build-out costs in advance of market penetration that left many with underutilized networks and high debt burdens, no clear cost advantage over the ILEC’s as they deployed similar circuit-switched networks, and operational challenges in selling and provisioning local services. Regulatory changes to the Telecom Act in 2004 changed the attractiveness of the UNE Platform pricing and is requiring competitive carriers to look for new sources of revenue. We believe that VoIP will create the opportunity to generate new sources of revenue.

What is VoIP?

VoIP is the result of the convergence of voice and data services onto a single integrated network using technologies that digitize voice communications into IP packets and converge them with other data services for transport on either private, managed IP networks or over the public Internet. Voice and data traffic is “packetized,” transported and routed to the desired location using IP addressing. In traditional circuit-switched telephony, a direct connection between the parties on a voice call provides a permanent link for the duration of the communication. This link is a dedicated circuit, and the bandwidth cannot be used for any other purpose during the call. In VoIP telephony, multiple conversations and data services are sent over a single network as separate streams of data packets. VoIP uses the network more efficiently because it combines multiple sets of data over a single integrated network and dynamically allocates available bandwidth according to usage levels.

There are two distinct strategies that carriers adopt in deploying VoIP services:

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Voice as an application over the public Internet. In this strategy, packets are not identified and prioritized by content and the network operates on a best-efforts basis. These service providers focus primarily on the consumer market. Under this strategy, the quality of voice traffic may not be as high as that delivered by other VoIP carriers or carriers using traditional technologies due to problems such as network reliability and packet loss where a voice packet is misdirected or delayed, resulting in poor voice quality or loss of transmission.

•
Voice over IP networks that are owned and managed by operators. In this strategy, voice traffic travels over a private data network (instead of the public Internet) and receives priority over other types of traffic to produce QoS that is similar to the traditional circuit-switched network. This is a primary business strategy and focus of IPtimize.

VoIP can provide significant benefits to communications service providers compared to traditional circuit-switched networks. Significant benefits include:

Lower capital expenditures. VoIP technology enables operators to deploy lower cost voice switching platforms, frequently called softswitches, as opposed to circuit-switch technologies. Softswitches afford significant cost advantages over circuit switches. For example, a network using softswitches uses fewer (and less costly) network elements, requires fewer telecommunications circuits and has lower maintenance costs than a network using circuit-switches. VoIP technology requires fewer network elements because it deploys a single network that transports both voice and data, compared to traditional telephony architecture where multiple networks are deployed. VoIP technology requires only a single network because of its ability to packetize voice and dynamically allocate bandwidth, allowing a converged IP network to have significantly over-subscribed transport resources, which reduces operator requirements to build additional capacity. This is particularly advantageous in last mile facilities, which connect the operator to the end customer. In addition, in a softswitched network, capital expenditures can be success-based, incurred only as the service provider’s customer base grows.

Lower operating expenditures. By deploying a single converged network for both voice and data services, the service provider can achieve significant operating efficiencies in provisioning, monitoring and maintaining the network. In the traditional operator environment, service providers must manage separate networks for various voice and data services. Also, the transport efficiency mentioned above requires less leased capacity, as more customers can be served on a given transport circuit.

New service offerings. The softswitch architecture underpinning VoIP enables the rapid and cost-effective introduction of new services and features, which can be introduced without changing the existing network. All services are provided over the integrated network, so there is no requirement for additional capacity or modifications to introduce new service offerings. Compared to legacy networks built on proprietary standards and protocols, VoIP networks facilitate the development of new applications because they use open standards and protocols.

VoIP business models. As VoIP technology has matured over the past decade, service providers have utilized its capabilities to establish varying business models. These models vary both in terms of the type of service they deliver (e.g., long distance) and the target end-customer (e.g., consumer).

The Market for Managed Services

The managed network market encompasses a variety of services ranging from network monitoring, maintenance and customer premises equipment procurement and installation to hosted solutions such as security and IP telephony. Managed network services are delivered over a centrally managed IP platform and over secure broadband connections and include enhanced services such as IP VPN, website and intranet hosting, network security, storage, email and instant messaging.

Although small businesses have traditionally developed in-house solutions to many managed network needs, there is a trend towards third-party management. According to IDC, the primary reasons why small and medium sized businesses use or are considering using managed network services include a reduction in total cost of network operations, improvement of network availability and performance, the lack of appropriate level of IT staffing and security concerns such as business continuity and firewalls.

According to 2004 Forrester Research data, small businesses use and outsource or plan to use and outsource web hosting (43%), intrusion detection (29%), business continuity / disaster recovery (27%), application hosting (27%), managed voice (26%) and firewalls (22%). Small businesses typically use a local carrier to procure their managed network services.

Web hosting.    According to IDC, in 2004 web hosting revenues in the United States were estimated at $6.1 billion, of which $2.7 billion was generated by small businesses. The United States small business web hosting market is expected to show a compounded annual growth rate of 12.5% for the period from 2003 to 2008 and to reach $4.5 billion by 2008. The major factors fueling growth in small businesses include increased web site adoption, increased small business spending on growth initiatives and conversion of in-house hosters. IDC predicts that the percentage of small businesses with web sites will increase from about 46% in 2003 to nearly 66% in 2008, and that 80% of these small businesses will use third parties to host their web sites.

The main reasons for small businesses to outsource web hosting include cost savings, lack of in-house expertise, security and improvement of site performance and stability. In addition, small businesses typically do not have the capital to build a robust data center environment. Competition in this segment is based on service features, pricing and bundling of web hosting services as part of a larger communications or Internet access packages. The key success factors in this market are brand recognition, value-added solutions and strong distribution channels and partnerships.

Virtual private network.    According to IDC, IP virtual private network revenues for the U.S. reached $14.7 billion in 2005. The U.S. IP virtual private network market is expected to grow at an estimated compounded annual growth rate of 11.0% for the period from 2005 to 2010 and to reach $24.8 billion in revenue in 2010. The main trends driving growth are security enhancements, new features, conversion of do-it-yourself solutions, growth in IP based applications, competitive pricing and increased flexibility compared to legacy alternatives.

Security.    According to IDC, worldwide security and vulnerability management software revenues reached $1.6 billion in 2005. According to IDC, revenues in this market are expected to grow at an estimated compounded annual growth rate of 17.8% for the period from 2004 to 2009. Key trends driving demand in the security market include assurance of high uptime for network applications, administrative cost reduction and integration of security with current systems and network management systems.

Storage.    According to IDC, storage services spending in the United States reached $12.6 billion in 2005 and is expected to reach $15.0 billion in 2010, or a compounded annual growth rate of 3.5% for the period from 2005 to 2010. Key industry trends include consolidation of storage devices, increasing concern with data overload and subsequent management costs and pressure to meet regulatory compliance regarding data storage in specific applications such as email.

BUSINESS

The Merger

We were originally incorporated in the State of Minnesota in 1983 under the name Simmetech Incorporated (“Simmetech”). In December 2005 we merged with IPtimize, Inc., a Colorado corporation (“IPtimize”) to enter the business of managed voice-over-internet-protocol services for businesses. Pursuant to an Agreement and Plan of Merger, dated September 20, 2005 (the “Merger Agreement”), by and among Simmetech and IPtimize, IPtimize merged with and into Simmetech (the “Merger”). The Merger was effective as of December 2, 2005, and our trading symbol was subsequently changed to IPZE.PK. Pursuant to, and as a condition of, the Merger, Simmetech completed a one-for-fifty (1:50) reverse split of our Common Stock, and IPtimize executed a one-for-two (1:2) reverse split of its Common and Preferred Stock. As a result of the Merger, Simmetech changed its name to IPtimize, Inc. and our operating business now consists of the business of IPtimize. Prior to the Merger, we did not have any ongoing business activities.

Upon the closing of the Merger (a) each issued and outstanding share of IPtimize Common Stock was exchanged for one share of Simmetech Common Stock for an aggregate of 15,452,750 (30,905,500 shares before giving effect to the 1:2 reverse split of IPtimize common stock as approved) shares of Simmetech Common Stock; and (b) each share of IPtimize Series A Preferred Stock issued and outstanding was exchanged for one share of Simmetech Series A Preferred Stock for an aggregate of 750,000 (1,500,000 shares before giving effect to the 1:2 reverse split of IPtimize common stock as approved) shares of Simmetech Series A Preferred Stock.

Business Activities Prior to the Merger

Simmetech was originally founded to engage in the business of cattle breeding by means of artificial insemination, embryo transfers, and related consulting services. On September 4, 1997, Simmetech entered a share exchange agreement with Waste Water Reclamation Technology, Inc (“WRT”), an Arizona Corporation. The business plan was amended to commercialize a unique and patent pending technology for water reclamation and water recycling, including licensing this technology to independent manufacturers. The officers of WRT became the management of Simmetech, Inc. Simmetech later determined to divest WRT on November 15, 2001.

Simmetech then sought to acquire other technology companies, including the attempted but then terminated acquisitions of Seattle Commerce, Inc, a Washington company, and Midwest Wireless, Inc., a Wisconsin Company. On August 26, 2003, Simmetech entered into a purchase agreement with MedHealth Access Corporation (“MHAC”), a Delaware corporation. The business plan was amended to deliver a fully integrated “HIPAA” compliant solution to the medical industry using a hardware and software system utilizing “smart cards.” After the agreement was completed, Simmetech discovered that MHAC had failed to disclose debts in excess of $3,000,000. This purchase transaction with MHAC was canceled through a settlement agreement dated August 4, 2004.

On July 7, 2004 Simmetech entered into a share exchange agreement with Jaguar Resorts, Inc., a Texas corporation. Simmetech changed its name to Jaguar Resorts, Inc, (“Jaguar Resorts”) and continued to operate as a Minnesota corporation. The business plan was amended to develop “fractional ownership” resorts internationally. Subsequent to a disagreement between the management of Jaguar Resorts and Simmetech regarding the first resort location, Jaguar Resorts cancelled the merger with Simmetech on May 5, 2005. The Company returned the corporate name to Simmetech.

Iptimize, Inc. was incorporated under the laws of the State of Colorado as DSL Holdings, Inc. (“DSL”) on May 14, 1998. On May 20, 2003, DSL entered into an agreement with IPtimize whereby the two companies merged and DSL remained as the surviving company. On July 1, 2003, DSL amended and restated its Articles of Incorporation changing its name to IPtimize, Inc. DSL’s primary line of business was then communications consulting. In October 26th, 2004, IPtimize entered into an agreement to purchase the assets and certain liabilities of Digital Telecom and Technology (“DTT”) to launch its IP Systems line of business.

During the last three years IPtimize has developed its VoicePilot brand VoIP product, acquired a base of customers through its October 2004 asset acquisition of DTT. IPtimize launched its flagship VoicePilot and VoIPConnect product to the marketplace in the second quarter of 2005.

Current Operations

IPtimize is comprised of two primary lines of business: (a) IP Services; and (b) IP Systems. IP Services incorporates our Voice Pilot and VoIPConnect Managed VoIP services, Managed Network Services, Vendor Coordination (including carrier provisioning services on behalf of clients), and our Communications Support Services. In addition, the business line includes VoIP gateway capabilities for IPtimize and corporate customers. IP Systems is structured to make strategic “IP integration” acquisitions of service companies that: (i) focus on companies making the move to IP and VoIP services; (ii) increase our overall “IP IQ” through expanded IP-based service capabilities; (iii) increase our data and telephony customer base; and (iv) provide a broad installed customer base for our IP Services capabilities. We seek cross-selling opportunities that benefit from our integrated service and systems offerings.

Our revenues are primarily derived from recurring monthly service revenue generated from managed service contracts with our clients. Our recurring revenue financial model is supported by marketing and operations strategies that emphasize “ownership” of the customer account. We own the account by first gaining an in-depth understanding of a prospect’s data and voice network environments. We then implement solutions that enable the SME customer to achieve intended outcomes, including increased profitability and the ability to better serve their own respective customers. Our solutions are designed for the SME market to be easy to implement, thus creating a positive communication experience.

General

We are a Managed VoIP Solutions Provider, enabling our small-to-medium-sized enterprise (“SME”) clients to leverage the benefits of converged network efficiencies and enhanced business capabilities. Our Managed IP-based communications solutions allow clients to improve enterprise productivity, reduce operating and capital costs, mitigate risks, and simplify the way they do business.

What is VoIP?

“Voice-over-Internet Protocol” (or “VoIP”) uses the Internet to make phone calls more cheaply than over the traditional switched phone system. VoIP sends speech in a phone call over the Internet in the same way that it sends an email: it converts your voice into a digital packet of data which is then re-assembled at the other end. VoIP also can be transferred onto a traditional phone system, so a VoIP call can be connected to a regular phone line or a cell phone. VoIP has been used over the past decade by the major phone companies to transport calls over fiber optic lines to make long distance calls. Through technology advances, VoIP calls can now be made directly by a caller. A VoIP call is typically cheaper than a traditional call because there are no tariffs or fees to initiate and terminate a call using the internet.

Why is VoIP So Popular?

VoIP is valuable to businesses because it provides cost, redundancy and reliability attributes within a standard that can jointly support voice, data and video services. Companies can leverage the benefit of the Internet by managing remote office networks nationally, and can offer greater customer interaction through web-based strategies. In particular, the convergence of telephony into data networks can help our clients:

•	Significantly reduce maintenance costs, long-distance and telephony charges, and IT capital costs
•	Reduce traditional “moves, adds and changes” of network equipment by up to 90 percent.
•	Reduce complexity and lower management and administrative costs while improving security.
•	Improve the integration of distributed business locations

More easily combine voice and data applications with other business systems and processes.

What Do We Do?

There are companies that provide VoIP for home use, such as Vonage and AT&T. There are also companies that specialize in the “wholesale” of VoIP service for reselling by other companies (such as the way DSL is acquired from major carriers and resold by smaller local firms). We solely focus on the business customer, delivering high quality VoIP that will work reliably on our customers’ existing computer network. While VoIP is becoming more broadly available, most businesses have yet to implement it because it is often difficult to make work within a company’s existing office. The quality of the broadband coming into a business office and the configuration of a company’s existing network must be considered before VoIP can be properly deployed. We address these issues for the client to simplify deployment and offer our VoicePilot℠ brand VoIP on a monthly basis. We also outsource our client’s network management needs by offering additional monthly services that address security, access and monitoring issues, to help make their network more reliable and cost-effective.

We typically begin our work with each client by performing an assessment of their existing network and the quality of their broadband service. If their existing broadband is not capable of adequately carrying VoIP traffic (which would produce poor voice quality), we recommend and can provision quality broadband access through a major carrier. We then manage the installation of the VoIP software along with the IP-compliant phone sets (if they choose to use a separate phone rather than the computer itself). Our VoIP service is hosted and billed on a per user basis each month. The training to use “VoIP as a computer-based phone” is straightforward and is provided by us at installation. In addition, we provision the various network management services on a monthly basis and support the customer’s technical manager through periodic reporting and a help line. Our services are hosted and managed at our Denver-based IPtimize Management Center, and technical assistance is available from our customer support line.

Who We Serve

Our “Managed VoIP Services” solutions are designed specifically for the small-to-medium-sized enterprise market. We measure our growth by the number of “IP addresses under management”: the unique identification addresses of computers and servers that link communications services together and manage the security and control functions. The success of VoIP in a business network is based on the management of its integration into an existing network, each part of which has its own IP address. We believe that our business customers enjoy greater quality and reliability from our “Voice Pilot” Managed VoIP service because we address the “whole” network (how they are connected to the Internet and how they use their network “inside” their office) and manage their VoIP monthly.

The Market for Managed VoIP

VoIP Services are considered by many industry analysts to be the “next wave” of communications infrastructure, with industry revenues projected by the Radicati Group to exceed $5.5 billion by 2008, representing a dramatic growth rate over the estimated rate of $1.0 billion in 2004. Both Radicati Group and The Gartner Group estimate that the number of corporate telephone “lines” that use VoIP (that is, independent desktop or telephone connections to the data network providing telephony service over IP networks) will grow from approximately four million lines in 2004 to over 44 million lines by 2008, including roughly 10 million enterprise lines in place by 2005.

In a separate analysis of the industry, International Data Corporation (“IDC”), one of the largest communications industry research firms, estimates that the “Hosted IP” voice market (their definition of outsourced Managed VoIP services) will grow from $300 million in 2003 to $6.7 billion by 2007. IDC estimated that VoIP systems sales are expected to increase from $2.7 billion in 2004 to $6.0 billion by 2008; and that 75% of all voice traffic will be carried over IP networks by 2007. The increased availability and lower cost of broadband connectivity for enterprises has fueled the demand for next-generation communications platforms and business-enabling hosted applications. At the same time, we estimate that 85% of businesses have not prepared their networks for VoIP, driving the demand for outsourced solutions for network optimization.

The convergence of data and telephony networks has favored IP-based solutions for optimizing cost savings and performance. As businesses look to migrate to next generation networks over the next five years, our clients will seek an outsourced provider with a comprehensive solution that marries the right integration of network requirements for VoIP and business-enabling applications, with effective oversight of the maintenance of such a network. We have formed our lines of business to address both the outsourced services and the hardware systems needs of our business customers.

As a service delivery platform that integrates the various parts of a business-class VoIP solution, we provide a seamless offering of VoIP, network management and broadband access that outsources our client’s communications needs, thereby simplifying the way they do business.

Voice Pilot, our enterprise VoIP offering, provides clients with a managed, integrated voice service from a desktop application on their computer. Using the computer’s “IP address” on the data network, our clients can manage their calls and voice mail, along with productivity-enhancing features, at a lower cost and with greater efficiency than the traditional paradigm of separate data and telephony networks. No longer tied to the office phone line, we help to eliminate the costs of PBX equipment and maintenance, and provide a platform for easier mobility. Our SME customers enjoy increased functionality from our voice service because it more fully integrates calls with their contact manager and scheduling software applications on their computer; and provides easier management of multiple phone extensions and voice messages, when managed as data on their IP network.

Service Offerings

Our VoIP Solutions include a hosted offering known as Voice Pilot, a telephone line replacement offering known as VoIP Connect, and VoIP Systems. Additionally, we also provide Administrative Management Services, designed to help businesses make smart choices about the telecom services that are critical to supporting their businesses.

Voice Pilot and VoIP Connect are the flagships of our “VoIP Line Solutions” portfolio. This line of business brings the features and benefits of VoIP to businesses without mandating an exhausting overhaul of the existing telecom infrastructure.

VoIP, or Voice over Internet Protocol, is a technology that allows end users to make telephone calls using a broadband Internet connection instead of a regular (or analog) phone line.

Voice Pilot is our feature-rich, hosted VoIP service offering that allows our clients to avoid costly on-site switching equipment purchases — or upgrades — in order to take advantage of VoIP. It allows businesses to put voice traffic onto an existing data network, taking advantages of lower operating costs.

Voice Pilot affords businesses and other organizations the luxury of not having to purchase and manage an on-site switch. Switching and connectivity to the outside world — and to a company’s other remote offices — is accomplished through our Broadsoft platform that ties together the Internet and the Public Switched Telephone Network. Clients also get access to business-enabling applications such as Presence (to stay in touch anytime, anywhere), Unified Messaging (to manage voice messages via the PC, right along side text- and HTML-based email messages), and Click-to-Dial (to initiate telephone calls by clicking on phone numbers from contact software such as Microsoft Outlook).

Voice Pilot Packages and Features

Voice Pilot Service Package	Target	Main Features
Voice Pilot Business Class
Ideal for Small- and Medium-Size Businesses with multiple offices and ranging from 2-to-50 employees per site. Great fit for the pro-active business seeking easier telecom management, improved productivity and reduced costs.

• Free, unlimited Domestic LD + Select International destination LD (See International Select List for details)
• Easy-to-use Web-based Call Manager
• Full range of enterprise PBX-like features such as:
✓ Voice Mail (Includes Voice Mail Management and Voice Messaging-to-Email)
✓ Three-Way Calling
✓ Call Transfer
• Business-enabling applications such as:
✓ Presence (to stay in touch anytime, anywhere through features such as Automatic Call-Forward and Simultaneous Ring);
✓ Unified Messaging (manage voice messages via the PC, right along side your text- and HTML-based email messages);
✓ Click-to-Dial (to initiate telephone calls by clicking on phone numbers from Outlook.
• Full range of Group Settings such as
✓ Group Web Portal
✓ Moves-Adds-Changes, and
✓ Phone List Group

Voice Pilot Solo Class	Suited to the small-office-home-office (SOHO) environment - provides all of the features and functionality of the office environment at lower costs but without group-setting functionality.
• Free, unlimited Domestic LD + Select International destination LD (See International Select List for details)
• Easy-to-use Web-based Call Manager
• Full range of enterprise PBX-like features such as:
✓ Voice Mail (Includes Voice Mail Management and Voice Messaging-to-Email)
✓ Three-Way Calling
✓ Call Transfer
• Business-enabling applications such as:
✓ Presence (to stay in touch anytime, anywhere through features such as Automatic Call-Forward and Simultaneous Ring);
✓ Unified Messaging (manage voice messages via the PC, right along side your text- and HTML-based email messages);
✓ Click-to-Dial (to initiate telephone calls by clicking on phone numbers from Outlook.

Voice Pilot Economy Class	Basic dial-tone line ideal for lobby or conference room phones.	• Dial tone connectivity • DID to PSTN (one line appearance)

Voice Pilot uses a client’s existing broadband Internet connection. Through a front-end desktop application or next-generation handset - plus a broadband connection to the Internet and our hosted IP telephony platform - we relay our customers’ voice traffic over a data network, instead of the circuit-switched environment of the legacy PSTN, while maintaining full connectivity to all worldwide telephone numbers. Our first supporting effort on behalf of a client is to assess their data network to ensure it can support VoIP traffic. We do this by performing a VoIP readiness assessment. This assessment is an in-depth analysis of the current internal infrastructure and its connectivity to the outside world.

Besides lower costs, our Voice Pilot clients enjoy enhanced productivity through applications such as Unified Messaging, Presence (“find me / follow me”), and Call Center, Click-to-Dial (including “Dial from MS Outlook”) and Web Conferencing. In short, Voice Pilot provides our customers with all of the benefits and features of a PBX system - plus many easy-to-use business-enhancing applications - at a significant price advantage with easy implementation. Furthermore, it can be incrementally introduced into an organization.

VoIP Connect is our telephone-line replacement service that allows businesses to put voice traffic onto existing broadband Internet connections. With VoIP Connect, our business clients can become “VoIP-enabled” with negligible setup costs and begin reaping the benefits of lower monthly telecom costs, including long-distance and line costs.

VoIP Connect eliminates the need for analog trunk lines or digital PRI’s (T-1’s) traditionally provisioned through the Local Exchange Carrier. Developed with the small-and medium-sized business market in mind, VoIP Connect is also suited to the Small Office-Home Office (SOHO) and Multi-Dwelling Unit (“MDU”) markets. It works with both PBXs and legacy key telephone systems.

“VoIP Connect - Bundled LD” includes bundled, unlimited local calling, unlimited domestic long distance calling (48 contiguous United States) and unlimited international long distance to 22 countries. International long distance rates apply based on country called (see www.IPtimize.com for international LD rates).

“VoIP Connect - Unbundled LD” excludes bundled LD minutes. Long-distance is charged on a per minute basis, for both domestic and international calls. Domestic LD is charged at a rate of 2.5 cents for interstate calling and 5.5 cents for intrastate LD calling.

VoIP Systems

As part of our diverse approach to corporate VoIP services (which includes our hosted offering), we provide industry-leading “on-prem” phone systems from Toshiba, Avaya and Nortel. As a Toshiba dealer, we have serviced thousands of businesses throughout Colorado and the U.S. Toshiba’s VoIP suite includes solutions that are appropriate for customers looking to migrate gradually to new technology or for those seeking an immediate, enterprise-wide transition to VoIP.

Administrative Management Services

As the trusted communications advisor for our customers, we alleviate their concerns about which services and products to acquire; how to most effectively acquire such services and products; and how best to manage and protect them once they are acquired and implemented. Our Administrative Management portfolio was created to help clients make smart choices about the telecom services that are critical to supporting their businesses. Through our broad range of network service relationships, we help clients select the right types of broadband connections for data and voice needs. As vulnerabilities and threats to Information Systems continue to proliferate at an alarming rate, a key focus of Administrative Management is to provide you with a safe computing environment, and to ensure that converged voice and data applications run flawlessly on your network.

Project Management & Carrier Coordination

Through agency agreements with the major network Service Providers, we are able to provide optimized telecom services that are fully engineered for the particular applications they are expected to support. We have extensive experience working with a wide range of top providers in order to engineer custom telecom solutions for customers. Telecom services are usually engineered using circuits from Qwest, SBC, XO, ICG, New Edge Networks, AT&T, Sprint, and MCI. We also leverage our vendor partner relationships to provide sales engineering services and to bring other needed products and services to support a particular solution.

Through agency agreements with the major Network Service providers, we are able to provide advanced telecom services that are fully engineered for the particular applications that they will be expected to support. We have extensive experience working with a wide range of top providers to engineer custom telecom solutions for customers. Telecom services are usually engineered using circuits from Qwest, XO, ICG, New Edge Networks, AT&T, Sprint, Level 3 and some others. These companies provide Private Line services, Frame Relay and ATM Services, International Circuits, T1-DS3-OCx Services, Ethernet Services, DSL, ISDN, Dial 1+ and Wireless services. We will listen to any client application and provide consultative direction as to where the recommended solution may be found.

Managed Firewall

Our Managed Firewall Service (“MFS”) centers on managing an SME client’s firewall, the first layer of what is known as perimeter security. MFS provides a best-of-breed hardware appliance; management, monitoring, and reporting; and professional services to ensure proper configuration. As the number of known viruses grow and the threat of security breaches increase, SME organizations become more vulnerable to unauthorized access to their network and proprietary data. Paid as a monthly service fee, MFS offers SME clients an enhanced level of managed security that provides:

Managed VPN (DSL, Broadband or Frame)

We design, implement, and manage single or multiple service-provider networks and equipment. Circuits are sourced based upon best price and service-level availability. Our DSL VPN service displaces costly legacy dedicated circuit and Frame Relay networks. Our VPN provides a broadband infrastructure that can be leveraged for new business-enabling applications, at a cost that is up to 70 percent less compared to traditional technologies such as Frame Relay. We provide a single bill option to simplify accounting functions at our client organizations.

Network Assessments

Using a state-of-the-art network analysis tool, we provide customers a quick and easy way to perform a pre-deployment network assessment to determine if their network is ready for reliable VoIP. This tool has built-in trouble-shooting facilities that help pinpoint where the network needs improvement before successfully deploying VoIP. As an operations-oriented system, it also serves a crucial role after the initial deployment: the system will continue to verify voice and data performance on an ongoing basis and diagnose network performance problems in real time.

Table of Our Service Offerings

Portfolio	Value Proposition (Marketing Themes)	Offerings
VoIP Line Solutions
Our Office Pilot portfolio of services is designed to allow customers to take advantage of IP technology, without the heavy lifting involved in purchasing and managing on-premise equipment. We know that your capital resources are better spent on assets that will appreciate in value rather than depreciate. Core business functions are those that differentiate your organization from others. Critical business functions are those without which your organization cannot function. Our Office Pilot suite provides you with the critical functionality required to give your business the edge it needs, today.
• Voice Pilot (Hosted VoIP) • VoIP Connect (Trunk Replacement)
VoIP Systems
As communications systems -- including on-premise corporate telephone systems -- continue to migrate to Internet Protocol (IP), the features and functionality have evolved into true business-enhancing tools. As an authorized Toshiba dealer, we have serviced thousands of businesses throughout Colorado and the U.S. Toshiba’s VoIP suite includes solutions that are appropriate for customers looking to migrate gradually to new technology or for those seeking an immediate, enterprise-wide transition to VoIP.
• Toshiba Business Communications Systems
Administrative Management
As the trusted communications advisor for our customers, we alleviate their concerns about which services and products to acquire; how to most effectively acquire such services and products; and how best to manage and protect them once they are acquired and implemented. Our Administrative Management portfolio was created to help clients make smart choices about the telecom services that are critical to supporting their businesses. As vulnerabilities and threats to Information Systems continue to proliferate at an alarming rate, a key focus of Administrative Management is to provide you with a safe computing environment, and to ensure that converged voice and data applications run flawlessly on your network.
• Network Services • Managed Firewall • Managed VPN • Internet Security Evaluations • Network Assessments

Competitive Positioning

Our competitive advantages are embodied in our:

Proficiency in Managing IP Addresses. We manage the IP addresses of clients connected to the broadband network so that they do not have to worry about them. Nor do they have to worry about where they are physically located as they stay in touch with their business activities. Our proficiency in this area is represented by our IP Management Center and our IP address management-enabled service provider architecture. Managing the IP address permits IPtimize to up-sell and cross-sell other services.

High “IP IQ.” Our operating and customer support team possesses a high IP intelligence level that permits it to understand customer needs and recommend optimal solutions designed to enable desired business outcomes. We view our “IP IQ” as complementary to the business intelligence of our customers. In other words, our clients can remain focused on their core competencies while tapping into our resources for data and voice communication direction and ongoing support.

Low-cost, More Efficient Operating Platform. As a result of recent industry trends, including the convergence of voice onto the data network and the software-driven nature of next-generation voice services and features, we possess a lower-cost operating model than legacy business communication service providers.

Strong Partnerships. We are also leveraging the core competencies of proven suppliers and vendors to bring optimum, managed network services to our client base. We are partnering with proven companies and platforms, such as BroadSoft and New Global Telecom.  We are also partnering with network providers that have truly world-class reliable infrastructure, such as Qwest, Sprint, ICG and XO, among others.

Ability to Provide Business-Enabling Applications. Under the legacy PSTN, voice communications services have been limited because of the proprietary, connection-oriented nature of the CLASS 5 and Private Branch Exchange (“PBX”) controlled networks. Meanwhile, the soft-switched IP-based voice networks open the doors to innovative voice applications and services. For example, businesses following the old model of enterprise telephony purchased expensive PBXs to switch calls and provide features such as voice mail, conferencing, and auto attendant. With a soft-switched IP voice network, IPtimize can deliver the same services and more to enterprise subscribers and eliminate the need for a large capital investment in hardware and maintenance expenses.

Our Revenue Model

Our revenues are primarily derived from service contracts with our clients, as well as project management and related one-time charges for services. Because we provide a broad suite of services to deliver better manageability of our clients’ networks, each client will contract for a different mix of our services as may be necessary for the specific requirements of their business needs. As the illustration to the right provides as an example, a customer will typically contract for a mix of: (i) carrier coordination (or “agency”) services to provision broadband and telephony carrier services through IPtimize; (ii) customer care support; (iii) VoIP Services; and (iv) network security, access administration and monitoring solutions that are integrated with their existing network systems. These services are payable in quarterly or monthly increments, allowing the client to outsource technically complex network solutions - at a lower cost.

Business Strategy

We are a rapidly growing Managed VoIP Services Provider to small-to-medium size enterprises. To achieve our objectives, we are pursuing a strategic plan made of the following key elements:

(1)	Leverage Our IP Management Center and Billing Platform to establish a defensible position between wholesale services from our carrier partners and our channel distribution partners;
(2)	“Own the Customer” through a managed services portfolio and key service “touch points;”
(3)	Scale Our Growth through channel sales partners and expansion in the western US; and
(4)	Focus on the communications needs of our SME clients.

1.	Leverage Our IP Management Center and Billing Platform

Changes in the Communications Industry have created opportunities for us to aggregate, bill and deliver Managed VoIP and Managed Network Services that position us between the wholesale providers of “best-in-breed” services and the various sales channels that have established relationships with the SME market base. In particular, our VoIP offering allows us to manage the provisioning, billing and customer care aspects of the service which would be difficult for most new entrants to create. As such, we act as both a reseller and a private-label enabler for many service companies to reach their SME customers, allowing us to both extend our customer base without direct sales cost and to become an aggregator of mid-size VoIP service providers. By controlling both the access to national networks and the billing platform, we can provision - either as “IPtimize” or as any number of co-branded labels - a broad mix of offerings from internet service providers, carriers and managed network applications providers.

We have completed several partnering agreements with carriers and network service providers. This allows us to both offer the best customized “product” to meet our client’s specifications, and to remain independent of any one provider solution. We provide a level of customer contact and attention that most major providers have not achieved, and with a reduction in direct sales force levels, are not anticipated to achieve in the foreseeable future. Moreover, our business partners value the “end-to-end” solution strategy we seek for our clients, which helps to establish an increased level of customer satisfaction for each business partner through our involvement.

2.	“Own the Customer” Through a Managed Services Portfolio

Our clients are approached by a very large number of diverse and fragmented communications service providers. The very breadth and complexity of providers that a typical business requires for essential communications infrastructure is a key reason for our business opportunity. Presently, a typical SME may have to contact several separate providers, and maintain some level of internal competency, to manage its network systems. We provide a centralized point-of-contact that manages both vendor and network administration on behalf of the client. As a managed services partner, we can “own the customer” by outsourcing the relationships and technical competencies for the client. With our managed services contracts, we: (i) consolidate existing service contracts and replace overpriced or unnecessary agreements to reduce costs; (ii) integrate the services that are required to optimize and properly administer the existing infrastructure; and (iii) provide project management support for ongoing technology migration that serves the client’s business process needs. Using various customer “touch points,” including customer service, web-enabled account management and desktop computer “contact” icons, we offer a level of service access and reliability that has for too long remained underserved in the industry.

We are focused on managing “IP addresses under management.” We centralize the client’s incoming voice, video and broadband data access services by managing the client’s “inside” network, where the carriers drop off, and integration of the network elements takes place.

3.	Scale Our Growth Through Channel Partners

Central to the success of our business model is the ability to “outsource” the capital requirement needed to staff a growing sales force. Working through agency relationships with our business channel partners, we have created a wholly commission driven “channel sales” program to attract embedded sales forces with significant communications industry experience. Our sales model is driven primarily from external sales agents that will generate sales leads in return for a larger percent of the sales income and recurring revenue stream generated through our managed services (See “Sales and Marketing”).

In each market, we anticipate a base of regionally recognized channel partners to generate new customer growth. Each market is determined as a function of the number of addressable SMEs, and certain metropolitan areas may be comprised of several “markets.” Each channel partner is projected to attract roughly three new customers per month, which sets the pace for our growth and revenue expectations.

4.	Focus on SME Customers

We intend to serve small-to-medium size enterprise clients with generally less than 350 employees. The SME market represents the largest percentage of total companies in the United States, and is largely underserved by major carrier and communications service providers. While RBOCs and other incumbent providers have served these customers in a various capacities over the years, typically the lower volume of business has made smaller enterprises less attractive from a profit perspective for large providers. Since 2000, many large carriers have significantly reduced sale forces that targeted the small business market. With this retrenchment, SMEs are increasingly dependent on consulting and managed service relationships to provide vendor management, especially in regard to assuring the provisioning of new service and coordinating network integration issues.

Sales and Marketing Strategy

Our client acquisition strategy is supported by direct and indirect sales channels. Both of these channels, as well as our regional sales effort, are coordinated through our Corporate Sales office at our Denver headquarters. Our Direct Sales team is complemented by our Alternate Channel partnerships with data-centric service providers such as Internet Service Providers (“ISPs”) and Value Added Reseller (“VARs”). These channels possess embedded customer bases typically reliant upon broadband connectivity to the Internet as well as enterprise desktop data and voice needs. IP products, including enterprise phone switches and desktop handsets, will be distributed directly through on-staff sales representatives.

Indirect Channels

In leveraging our “indirect” model in which relationships continue to be forged with service partners such as ISPs and VARs, such as data and voice systems integrators, our Channel Sales Manager sells directly to these partners, marketing our VoIP Line Solutions (Voice Pilot and VoIP Connect) as a way for them to grow revenue and expand services to their embedded client bases.

Programs - Specifically, our Indirect Channel features three distinct programs:

1.	Co-Branded Program (Distributors)
2.	Branded Program (Agents)
3.	Private Label Program (Resellers)

Co-Branded (Distributors) Program. This program permits VARs or Service Providers to add Voice Pilot and VoIP Connect to their product sets, branded as such, beneath their corporate identities. Partners purchase IPtimize services at our Wholesale rate. They propose (supported by IPtimize marketing materials) and sell services, and re-bill their end users. IPtimize provides them with a CDR for billing, provisions the services and takes Tier 2-3 service calls.

Co-Branded Distributors are compensated by the margin dollars they make above the IPtimize wholesale price. During the third quarter 2005, we signed TransAria and E-Street. Based in Montana, TransAria is a managed data services provider serving businesses, government and residences throughout the Northwest. E-Street is a Denver-based provider of Internet access, Web-page design and Web-page hosting.

Branded Program (Agents). Our Branded Program centers on an individual or company that proposes and sells IPtimize-branded services at our suggested retail price. We have the responsibility for training, provisioning, billing and Tier 1 Customer Support. Agents that close their own opportunities are compensated by a percentage of services billed. Leads that are passed to our Direct Sales are also compensated as percentage of monthly bill, although at a lesser rate than independent closings.

Each Sales Agent is encouraged to build “their own business” within our support infrastructure. As an independent communications advisor using us as a support branding company, the Sales Agent will be able to focus on building client relationships and relying on us to provide the tools and structure to retain the customer relationships.

Strategically, the utilization of Sales Agents as our independent communications advisors helps introduce us to a wider range of sales skills and greater vertical market coverage than if we relied only upon a direct sales organization.

Private Label Program (Resellers). The program permits VARs or Service Providers to purchase from IPtimize, the elements (such as licenses, DID numbers and Long-Distance packages) required to create and brand their own service offerings. Partners who enter this program are responsible for selling, provisioning, billing and Tier 1 service calls. Resellers are compensated by margin dollars they make above the IPtimize wholesale price.

Indirect Channel Team

Our current Alternate Channel team is headed by Clay Storer, our Vice President of Sales and Marketing who has more than 20 years of senior operational and sales management experience in the telecommunications industry.

Each Channel Sales team member is responsible for implementing our standardized sales approach designed to help service providers and VARs solve common problems for their SME clients. The Channel Sales team member leverages our VoIP Line Solutions operations group to assist the client and the Sales Agent in solving common problems that arise in the use of an IP-based network for voice applications.

During the year 2005, our Alternate Channel Team signed more than a dozen distribution or agent agreements with companies such as TransAria and E-Street Communications. During the year 2006 we have not added any new agreements.

Direct Sales Channels

Our VoIP Line Solutions and VoIP Systems business lines are supported by a small group of direct sales people located in field offices, selling directly to SME organizations. This provides local visibility in each market. Through our corporate office - as well as the linkage to our VoIP Line Solutions division - this direct sales group is motivated to cross-sell and up-sell Managed Services such as VoIP and Managed Broadband.

Through our VoIP Systems business line, we have established a direct sales team that sells and distributes our on-premise VoIP Line Solutions. Besides following up on any sales leads provided by the company, the Account Manager will and also have the responsibility to actively generate prospect information. By participating in local leads groups and City Chamber programs, the sales team will uncover potential prospects.

Marketing Strategy

Our Marketing Strategy centers on identifying companies with multiple sites containing 10 to 150 employees per site. We view VoIP, and the opportunity to educate prospective clients about VoIP’s business-enabling potential - as well as the realities related to data network “readiness” - as the “door opener” to our suite of Managed VoIP Solutions. This approach is an opportunity to learn a great deal about our prospects and to provide them with realistic roadmaps to the economic and business benefits of converged voice and data networks. Once we have helped a client assess its business needs and current network architecture, within the context of converging voice onto the data network, we are able to make well-informed recommendations regarding VoIP and our other Managed Services.

Our core marketing message is crystallized in our corporate tagline: “Optimizing communications for businesses.” In a literal sense, this means that we exist to provide small- and medium-sized enterprises:

-	reduced telecommunications operating costs and capital expenses (avoid the burden of ownership and obsolescence);
-	increased productivity;
-	flexibility and scalability (ability to grow and shrink with ease and minimal disruption); and
-	better ways to attract, support and retain customers.

These benefits statements reflect our first-hand experience in working with SME customers. It is also reflective of secondary research and sentiments articulated in the trade and mainstream media. Because of this resonance with our target audience, all of our marketing messages have been designed to reinforce one or more of these benefits statements as the marketing organization provides support to the corporate brand and our product sets.

Target Markets

Our target market for our VoIP product, Voice Pilot℠, is small and mid-sized organizations (businesses and government entities) with remote office sites containing more than 10 employees per site. We consider the true “sweet spot” to be businesses with 25-250 phone lines throughout two or more office locations. We are also directing efforts toward the small-office / home-office (SO/HO) market because of the dramatic growth in remote workers.

Our target market for our other IPtimize Managed Solutions is small-to-medium size enterprise sites with generally less than 350 employees. The SMB market represents the largest percentage of total companies in the U.S., and is largely underserved by major carrier and communications service providers. While the former Bell companies and other incumbent providers have served these customers in a various capacities over the years, typically the lower volume of business has made smaller enterprises less attractive from a profit perspective for large providers. Since 2000, many large carriers have significantly reduced sale forces that targeted the small business market. With this retrenchment, SMBs are increasingly dependent on consulting and managed service relationships to provide vendor management, especially in regard to assuring the provisioning of new service and coordinating network integration issues.

Marketing Programs & Tactics

Our marketing organization is responsible for product management, public relations, trade show management, and marketing communications. Product management includes defining the product roadmap and bringing to market the portfolio of services and programs that enable us to meet our business objectives. These activities include product strategy and definition, pricing, competitive analysis, product launches, channel program management and product lifecycle project management.

Our marketing organization has begun to stimulate product demand through a broad range of marketing communications and public relations tactical activities. Primary marketing communications vehicles include product collateral, online promotions, advertising, trade shows, direct response programs, event sponsorship and email campaigns. Our current Channel Partners are supported with various, internally generated marketing materials, including brochures and Web-site branding. As our Marketing program matures, we plan to support our Direct Sales efforts with a Lead Generation program, area business journal listings and a more interactive Web site. In summary, our tactical efforts include:

Online Media

We will continue to leverage the power of the Internet and email to inform our target audiences of our value proposition. We currently have an Internet site at www.IPtimize.com, which serves both as a marketing tool and a sales agent and customer access portal. It also provides a wealth of information regarding the company and our services to members of the press, prospective employees, strategic partners and suppliers.

Additionally, we are leveraging our distribution partnerships to gain greater online visibility to the SME community. As such, we are supporting Channel Partners with customized collateral - including VoIP Line Solutions brochures, customer case Studies, and online tools - designed to stimulate interest and generate leads. One example of this is the current E-Street Web site which prominently features both Voice Pilot and VoIP Connect, as branded within the E-Street portfolio of services (http://www.estreet.com).

Direct Mail

As a means of generating leads, we plan to implement the Leads Program to directly create awareness for our products and generate sales leads for our direct and indirect sales channels. This program will be tightly integrated with our online promotional activities and reinforce key value propositions related to our VoIP Line Solutions portfolio.

Public Relations

We will continue to leverage local, national and trade media to gain exposure to a wide range of audiences. Our primary target, of course, is gaining greater visibility with SME organizations. Our Web site contains recent press releases and media articles related to our business proposition and growth. We have been featured in the Denver Business Journal, Phone Plus Magazine, FatPipe Magazine, New Telephony, Telephony Online and the online version of CIO Magazine.

Print Advertising

We will increase visibility through the strategic use of advertising in industry and market-focused publications. ISPs, as an important distribution channel, will be targeted through magazines and Web sites such as Phone Plus, Internet Telephony, Boardwatch, and FatPipe. Additionally, we intend to place ads in local and national business journals such as the Denver Business Journal.

Physical Branding

Finally, an overarching objective of Marketing is to continuously build brand awareness on behalf of the IPtimize name and product set. An example of this is our branding of the IPtimize name and our flagship VoIP offering, Voice Pilot, at the desktop of our customers. Voice Pilot is an interface (application) situated on an end-user’s computer or multimedia PDA screen that simulates a traditional desktop handset experience but enhanced by intuitive mouse clicks and keystrokes common to the computing environment. Simple clicks and keystrokes create fast pathways to conferencing, call-forwarding, and message management. In addition to creating a positive customer experience, Voice Pilot also permits us to establish prominent corporate and product branding. Our company name and the words “Voice Pilot” appear prominently on these displays.

Competition

The market for communications services is competitive, very large, mature and is highly fragmented. While there are many service providers for the various service products that comprise the IPtimize managed services portfolio, there remain a relatively small number of known competitors that offer the same mix of outsourced, IP-centric and vendor integration solutions provided by IPtimize. We believe that the principal competitive factors affecting our ability to attract and retain customers are price, call quality, reliability, customer service, and enhanced services and features.

We view the market for VoIP and Managed Network Services as an overlay across four independent and clearly defined segments of the Communications Industry, as shown in the illustration to the right. Viewing the relationship of these segments as a scale of relative value-added services to technical complexity, “managed services” represents the segment most directly competitive to our business strategy. However, our business model incorporates the blend of services from agency and consulting to create a fully-outsourced solution to purchase, migration and management decisions for our clients. In addition, we partner with (or will make selective acquisitions of) systems integrators to incorporate network hardware planning for our clients. In VoIP Services, we compete directly with local and to a lesser extent, national firms, including Vonage, AT&T and Packet8 (8x8, Inc.). The incumbent carriers have each announced plans to enter the VoIP market, including Qwest in our service area. Several start-up entities exist which compete with our services.

The “managed services” segment of the communications industry includes three primary groups of firms: (i) telecommunications carriers that provide the access over their proprietary networks; (ii) information technology (IT) firms that provide systems integration and custom project management; (iii) outsourcers of network management functions, including network operating center firms, managed hosting facilities and networked applications firms; and (iv) agency firms that market carrier services. The market for remotely-accessed, IP-centric solutions is still considered in its early stages of development.

Presently, we compete, at varying degrees depending on their involvement with SME customers, for Managed Network Services with firms including Savvis Communications, SiteLite, RedSiren, NetSolve, NUVO, Opsource and OneConnect. To a lesser extent, we compete for certain network monitoring or secure access services with “virtual network operators” including Vanguard, iPass, Sirocom, Virtela, Megapath and FiberLink. We compete for VoIP services with various national carriers and local providers.

We expect to receive competition from both agency and systems integration firms which seek to participate in SME customers’ networking purchases. Because the capital cost to compete is limited for agency-based firms, many competitors may enter the market for the marketing of carrier broadband services or vendor coordination by third party providers. In Denver, we compete for SME customers with Qwest Communications, Covad and C-Beyond, which provide certain related vendor coordination services. We believe that our focus on integrated Managed VoIP and networking solutions differentiates us in the competition for SME customers.

In particular, the incumbent telephone companies are increasingly becoming competitors and have historically dominated their regional markets. These competitors include AT&T (formerly SBC Communications), BellSouth, Qwest Communications and Verizon Communications. These competitors are substantially larger and better capitalized than we are and have the advantage of a large existing customer base. Many of their customers either do not have a broadband Internet connection or are very satisfied with their current service. In addition, many users of traditional phone service who might otherwise switch to our service do not have the ability to cancel their traditional phone service without also losing their broadband service. Others are not willing to install an IPtimize-enabled device, accept the limitations of our emergency calling service, forgo service during power outages or trust a new company such as IPtimize with a vital service. Before subscribing to our service, a substantial majority of our new customers must first decide to terminate their service from their incumbent telephone company or pay for our service in addition to their existing service.

The incumbent phone companies own networks that include a last mile connection to substantially all of our existing and potential customers as well as the places our customers call. As a result, the vast majority of the calls placed by an IPtimize customer are carried over the “last mile” by an incumbent phone company, and we indirectly pay access charges to these competitors for each of these calls. In contrast, traditional wireline providers do not pay us when their customers call our customers. Their “last mile” connections may enable these competitors to bundle phone service with Internet access and other services at prices we find difficult to compete with.

We currently charge prices that are significantly lower than prices charged by the incumbent phone companies. The incumbent phone companies have significant overhead expenses, which have resulted in the high prices they charge. However, their marginal cost to complete each additional call on their networks is negligible. This could lead them to decrease the prices they charge, which would have an adverse effect on our ability to attract and retain their customers. We also currently compete successfully with the incumbent phone companies on the basis of the features we offer that they do not (such as area code selection and virtual phone numbers) and features we offer at no extra charge. The incumbent phone companies might be able to improve their offerings in these areas, which would also have an adverse effect on our ability to attract and retain customers. Furthermore, the incumbent phone companies could offer broadband communications through subsidiaries that are not burdened with their overhead and legacy equipment. Given their ability to offer broadband last mile connections, this would significantly enhance their ability to compete with us on the basis of price and features.

The incumbent phone companies are well-financed and have large legal departments. They have long-standing relationships with regulators, legislators, lobbyists and the media. This can be an advantage for them because legislative, regulatory or judicial developments in our rapidly evolving industry and public perception could have a material effect on our business.

Regulation

Traditional telephone service historically has been subject to extensive federal and state regulation, while Internet services generally have been subject to less regulation. Because some elements of VoIP resemble the services provided by traditional telephone companies and others resemble the services provided by Internet service providers, the VoIP industry has not fit easily within the existing framework of telecommunications law and until recently has developed in an environment largely free from regulation.

The Federal Communications Commission (“FCC”), the U.S. Congress and various regulatory bodies in the states and in foreign countries have begun to assert regulatory authority over VoIP providers and are continuing to evaluate how VoIP will be regulated in the future. In addition, while some of the existing regulation concerning VoIP is applicable to the entire industry, many rulings are limited to individual companies or categories of service. As a result, both the application of existing rules to us and our competitors and the effects of future regulatory developments are uncertain.

Regulatory Classification of VoIP Services

On February 12, 2004, the FCC initiated a rulemaking proceeding concerning the provision of voice and other services and applications utilizing Internet Protocol technology. As part of this proceeding, the FCC is considering whether VoIP services like ours should be classified as information services or telecommunications services. We believe our service should be classified as an information service. If the FCC decides to classify VoIP services like ours as telecommunications services, we could become subject to rules and regulations that apply to providers of traditional telephony services. This could require us to restructure our service offering or raise the price of our service, or could otherwise significantly harm our business.

While the FCC has not reached a decision on the classification of VoIP services like ours, it has ruled on the classification of specific VoIP services offered by other VoIP providers. The FCC has drawn distinctions among different types of VoIP services, and has concluded that some VoIP services are telecommunications services while others are information services. The FCC’s conclusions in those proceedings do not determine the classification of our service, but they likely will inform the FCC’s decision regarding VoIP services like ours.

VoIP E-911 Matters

On June 3, 2005, the FCC released an order and notice of proposed rulemaking concerning VoIP emergency services. The order set forth two primary requirements for providers of “interconnected VoIP services” such as ours, meaning VoIP services that can be used to send or receive calls to or from users on the public switched telephone network.

First, the order requires us to notify our customers of the differences between the emergency services available through us and those available through traditional telephony providers. We also must receive affirmative acknowledgment from all of our customers that they understand the nature of the emergency services available through our service. On September 27, 2005, the FCC’s Enforcement Bureau released an order stating that the Enforcement Bureau will not pursue enforcement actions against VoIP providers, like us, that have received affirmative acknowledgement from at least 90% of their subscribers. We are required to file a report with the FCC when we receive affirmative acknowledgments from 100% of our customer base. We have received affirmative acknowledgment from substantially all of our customers that they understand the nature of the emergency services available through our service, and thus we are substantially in compliance with the first aspect of the FCC’s June 3, 2005 order.

Second, the order requires us to provide enhanced emergency dialing capabilities, or E-911, to all of our customers by November 28, 2005. Under the terms of the order, we are required to use the dedicated wireline E-911 network to transmit customers’ 911 calls, callback number and customer-provided location information to the emergency authority serving the customer’s specified location.

On November 7, 2005, the FCC’s Enforcement Bureau issued a Public Notice with respect to that requirement. The Public Notice indicated that providers who have not fully complied with the enhanced emergency dialing capabilities requirement are not required to discontinue the provision of services to existing clients, but that the FCC expects that such providers will discontinue marketing their services and accepting new customers in areas in which the providers cannot offer enhanced emergency dialing capabilities.

We have taken steps to comply with the enhanced emergency service rules and are in compliance with all of the requirements of the FCC’s order.

Access to Networks

Our customers must have broadband access to the Internet in order to use our service. Some providers of broadband access may have previously taken measures that interfere with their customers’ ability to use our service. The extent of the legal obligation of providers of broadband access to allow their customers to use our service without interference, without imposing additional costs, and without degradation of service quality is not clear. If broadband providers interfere with our services, there will be a material adverse affect on us.

The Wireline Broadband Internet Access Services Proceeding

On September 23, 2005, the FCC released an order concluding that wireline broadband Internet access, such as digital subscriber line, or DSL, is an information service, not a telecommunications service, and thus is subject to lighter regulation than the FCC applies to telecommunications services. This order may give providers of wireline broadband Internet access services the right to limit their customers’ access to VoIP and Internet services, including our service, or otherwise discriminating against providers of VoIP services such that our service becomes less attractive to customers. However, because telecommunications carriers that provide wireline broadband Internet access services will remain subject to Title II of the Telecom Act, their ability to engage in discriminatory and anticompetitive behavior may be limited by other provisions of law.

To facilitate a smooth transition to this new regulatory regime, the FCC’s September 23, 2005 order required facilities-based wireline broadband Internet access service providers to continue providing their wireline broadband transmission offerings on the same terms and conditions for one year from the effective date of the order.

The same day as the September 23, 2005 order, the FCC released a policy statement expressing its position that consumers should have access to the Internet and Internet-based services like ours. The FCC stated that consumers should be able to access content, connect equipment and run applications of their choice. The policy statement also reaffirms that consumers are entitled to competition among network service, application and content providers. The document is only a statement of policy and is not independently enforceable, and the ability and willingness of the FCC to protect access to these services is unclear. However, we believe the policy statement indicates that the FCC may protect consumers’ access to VoIP services like ours. In that regard, as a condition to the FCC’s October 31, 2005 approval of the mergers of Verizon and MCI and SBC and AT&T, the FCC required each of the merged companies to commit to conducting business in a manner that comports with the policy statement for two years from the merger closing dates.

Bundling of DSL and Voice Services by Incumbent Telephone Companies

In March 2005, the FCC ruled that state public utility commissions cannot require that incumbent telecommunications carriers permit competing carriers to provide voice service to retail customers over the same copper wires used by the incumbent carriers to provide DSL service. As a result of this ruling, many incumbent carriers no longer permit retail customers to purchase DSL as a stand-alone service. This ruling makes our service much less attractive to customers who obtain broadband Internet access through an incumbent telecommunications carrier because the incumbent carrier can require them to buy voice service together with DSL. While some incumbent carriers continue to make DSL available on a stand-alone basis, they have no legal obligation to do so and could discontinue such offerings at any time. However, in connection with its approval of the mergers of SBC and AT&T and Verizon and MCI, the FCC required each of the merged companies to offer DSL to consumers without requiring them also to purchase voice service for two years from the start dates. These conditions could make our service more attractive to our customers who obtain broadband Internet access through the merged entities. In addition to the FCC’s requirements, some states imposed conditions on their approvals of the mergers that require the merged companies to offer stand-alone DSL.

Assistance to Law Enforcement

The Communications Assistance for Law Enforcement Act (“CALEA”) requires certain communications service providers to assist law enforcement agencies in conducting lawfully authorized electronic surveillance. On September 23, 2005, the FCC released an order concluding that CALEA applies to VoIP providers that, like us, offer services that allow users to receive calls from, and make calls to, the public switched telecommunications network. The FCC established a deadline of May 14, 2007 for VoIP providers to comply with the requirements of CALEA. On May 3, 2006, the FCC adopted a second order. The order clarified that the FCC will not establish standards for VoIP providers to comply with CALEA. Instead, the FCC directs law enforcement agencies, experts and the industry to develop the standards. The FCC’s order clarifies that VoIP providers may use third party vendors to comply with the requirements of CALEA. Should the FCC take additional actions that require us to implement capabilities that significantly differ from those we currently plan to deploy, we may face technical obstacles, or may incur additional expense in order to comply. We have implemented a solution, using a third party vendor that we believe will enables us to comply with the requirements of CALEA and the September 23, 2005 order.

Universal Service Fund

FCC regulations require providers of interstate telecommunications services, but not providers of information services, to contribute to the federal Universal Service Fund, or USF. USF contributions are currently calculated as a percentage of interstate and international revenue. Currently, we are required to contribute directly to the USF, although we do contribute indirectly to the USF through our purchase of telecommunications services from our suppliers. If VoIP services like ours are considered telecommunications services, we may be required to contribute directly to the USF. In addition, the FCC is considering a number of proposals that could alter the way that the USF is assessed. For instance, the FCC is considering an assessment based on the use of telephone numbers. In the future, we may be required to contribute directly to the USF or may face additional costs due to an increase in the contribution obligations of our suppliers. On June 21, 2006, the FCC issued rule 06-94 that requested that interconnected VoIP service providers begin collecting a 6.18475% surcharge on monthly recurring VoIP services and to remit to the Universal Service Fund. We began collecting this fee effective on our September 1, 2006 billing to customers.

Access to Telephone Numbers and Local Number Portability

Our service and features depend on our ability to assign to customers the phone numbers they want. FCC regulations affect our ability to do this and the cost at which we can do it.

Access to New Telephone Numbers

Current FCC rules prohibit VoIP providers from directly obtaining telephone numbers from the entities that control them, which are the North American Numbering Plan Administrator and the Pooling Administrator. Instead, VoIP providers must obtain numbers indirectly through licensed telecommunications carriers. SBC Internet Services, Inc., an unlicensed VoIP provider, filed a petition with the FCC seeking limited waiver of rules that limit the direct assignment of telephone numbers to licensed telecommunications carriers. The FCC granted SBC Internet Services’ petition and stated that it will provide similar relief in response to petitions from other similarly-situated VoIP providers.

Local Number Portability

We currently offer “local number portability,” a service that allows customers to move their existing telephone numbers from another provider to our service. Only regulated telecommunications providers have access to the centralized number databases that facilitate this process. Because we are not a regulated telecommunications provider, we must rely on telecommunications providers to process our local number portability requests. If our waiver petition is granted, we will have the ability to process number porting requests directly. We are also working with industry groups to advocate for a more efficient local number portability process.

State Regulatory Status

A number of states have begun to analyze the appropriate regulation of VoIP services; however, a FCC’s November 12, 2004 ruling (with respect to the Minnesota Public Utilities Commission) has at present largely preempted state public utility commission regulation of our services. Several states have appealed the FCC’s order. Based on the outcome of those appeals, we could become subject to additional regulation by state public utility commissions.

Federal Legislative Activities

The United States Congress may consider various pieces of legislation in its current session that could amend the Telecom Act and could affect our business. These bills propose, among other things, to deregulate advanced Internet communications services such as IP networks and the applications provided over such networks and require all Internet telephone providers to provide certain 911 services similar to those already required under the FCC’s order. We do not know whether any of these proposals will become law.

Fees and Taxes

There are numerous fees and taxes assessed on traditional telephone services that we believe have not been applicable to us and that we have not paid in the past. Currently, we only collect and remit sales taxes for customers with a billing address in Colorado, where our corporate operations are conducted.

Recent Developments

Our strategy for market expansion includes two components: (i) new market entry; and (ii) strategic acquisitions. While new product launches are expected to continue through 2006, we anticipate entering our second geographic market by the end of 2006. We will enter new markets at a pace of roughly one per quarter by 2007, and anticipate that strategic, customer-base driven acquisitions will be used as a platform for new market entries.

Intellectual Property

We do not currently have any patents, trademarks or licenses.

Customers

We have approximately 700 customers accumulating sales in excess of $1.95M as of June 30, 2006. The loss of any of this customer would not materially adversely affect our profitability.

Employees

As of August 2006, we had 13 full-time employees, with three in management, two in administration, two in operations, three in sales and marketing, and two in technical services for customers. Currently, there are no organized labor agreements or union agreements between our employees and us. We believe that our relations with our employees are good.

Description of Property

Presently, we maintain our principal office at 2135 S. Cherry Street, Suite 200, Denver, Colorado. At present, we lease approximately 3,400 square feet at an annual lease cost of $$48,000 under a lease which expires in August 2008. As we initiate sales in new geographic markets, we intend to lease office space in each market, however, all operations activities shall continue to be managed at the Denver headquarters. We maintain a website at www.IPtimize.com. The information contained on that website is not deemed to be a part of this prospectus.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently are aware of five such legal proceedings or claims that we believe will not have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

Management

Directors and Executive Officers, Directors and Key Employees

Our directors are elected for a one-year term to hold office until the next annual meeting of our shareholders, until they resign or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board. Currently there are three seats on our board of directors. The current authorized number of directors is three. Currently, our Directors are not compensated for their services. Biographical resumes of each officer and director are set forth below. Each of our executive officers devotes substantially full-time to our business. Messrs. Evans, Wilson and Flood were all officers of IPtimize, Inc. prior to the closing of the merger in December 2005 and assumed the roles below in December 2005 in connection with the closing of the merger between IPtimize, Inc. and Simmetech, Inc.

Name	Age	Position
John R. Evans	51	Chairman of the Board
Clinton J. Wilson	51	Director, Chief Executive Officer, President
Robert T. Flood	56	Chief Technology Officer
Robert Wasson	39	Director

John R. Evans, Chairman of the Board

Mr. Evans, one of the founders of Iptimize, Inc., has been Chief Executive Officer and Chairman of the Board of IPtimize, Inc. since inception in May 2003 until April 2006 upon which the duties of Chief Executive Officer were assumed by Mr. Wilson. Mr. Evans will remain as Chairman of Board. From 1995 through April 2000, Mr. Evans was the Chief Executive Officer and Chairman of the Board for Convergent Communications, Inc. (“Convergent”), a company which he also founded. Convergent was a value-added provider of integrated data, telephony solutions and enterprise network management for small to mid-sized businesses. Following its initial public offering in July 1999, Convergent reached a public market capitalization of approximately $400 million. By the end of 1999, Convergent had approximately 1,500 employees and annualized revenues in excess of $200 million. From July 1991 to October 1995, Mr. Evans was Chief Financial Officer and Executive Vice President of IntelCom Group Inc. (“ICG”). Mr. Evans was responsible for ICG’s capital raising efforts, mergers and acquisitions, and corporate finance. From 1988 to 1991, Mr. Evans served as Group Controller for Shaw Industries. He held senior management positions with Nortel Networks from 1983 to 1988, and worked as an accountant at Coopers & Lybrand from 1978 to 1983, receiving a Chartered Accountancy designation in 1981. He is a former member of the Colorado Governor’s Commission on Science and Technology, and presently serves as President of PolyRock Technologies, LLC, a technology licensor for the manufacture of polyurethane-based artificial stone and brick surfaces.

Clinton J. Wilson, Chief Executive Officer and President, Director

Mr. Wilson, one of the founders of IPtimize, Inc., has been its CEO since May 2006, and President since March 2005, and was previously the Executive Vice President of Corporate Development, Sales and Marketing, as well as one of our directors, since our inception in May 2003. From 2001 through 2002, Mr. Wilson served as President of InDigiNet, Inc., a Denver-based data networking solutions provider. From 2001 to 2002, he was the General Manager of AuraServ Communications, a venture backed VoIP service platform for SME customers. From 1997 to 2000, Mr. Wilson was a Vice President for Convergent Communications, where he concentrated on sales strategies and product planning for Convergent’s “enterprise network carrier.” From 1992 through 1997, Mr. Wilson was Vice President of Sales for ICG Communications, Inc., where he was responsible for the formation of the company’s national sales organization and ICG’s carrier sales program. Mr. Wilson has also held industry positions at MCI and AT&T. He received a Bachelor of Science degree in Business with concentrations in Finance and Marketing from the University of Colorado at Boulder.

Robert T. Flood, Chief Technology Officer

Mr. Flood has been Chief Technology Officer and a director of IPtimize, Inc. since August 2004. In 2001, he founded and became Chief Executive Officer and Chief Technology Officer of Virginia-based Pingtone Communications, Inc. (“Pingtone”), a telephone service company which supplied IP telephony services to desktop and permitting customers. From 1999 to 2001, Mr. Flood was Chief Information Officer and Chief Technology Officer for Cable & Wireless Global, an international communications carrier with operations in more than 70 countries. From 1993 to 1999, Mr. Flood served as Senior Vice-President of Engineering and Chief Technology Officer for ICG Communications, Inc. Beginning in 1974, Mr. Flood worked at Centel (“Centel”), a local telephone service provider that was acquired by Sprint in 1992. In 1988, Mr. Flood became the General Engineering Manager for Centel’s Nevada and Texas territories, where he concentrated on Signal System Seven (SS7) based technology. Centel was the first local exchange company to connect SS7 to carriers AT&T, MCI and Sprint. Mr. Flood received a Bachelor of Arts degree in Economics from the University of Nebraska and a Master’s degree in Economics from the University of Nevada-Las Vegas. He has participated in the Kellogg Executive Development Program at the J.L. Kellogg Graduate School of Management at Northwestern University in Chicago. Mr. Flood has authored two books on IP telephony.

Robert Wasson, Director

Mr. Wasson has been a Director of Simmetech, Inc. since. He was Chairman of the Board and President of Simmetech, Inc. from February 22, 2000 to December 2, 2005. Mr. Wasson has been a consultant-director to a mix of micro-cap companies, and was the founder and President of WassNco, Inc. as well as an officer of Minnevestco, Inc. Mr. Wasson has led three corporate acquisitions since 2003 with transaction values in excess of $25 million as a consultant. Each transaction realized increases in the entity value of over 500% from their pre-merger valuations. Mr. Wasson previously held a series of positions with First National Bank of Arizona. He earned a Bachelor’s of Science Degree in Finance and Accounting from Arizona State University.

Audit Committee. We do not have an Audit Committee. Our board of directors performs some of the same functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls. We do not currently have a person deemed to be a “audit committee financial expert” and we do not currently maintain a written audit committee charter or similar document.

Compensation Committee. We do not have a Compensation Committee. Our board of directors performs some of the same functions of a Compensation Committee, including setting executive officer compensation.

Nominating Committee. We do not have a Nominating Committee or Nominating Committee Charter. Our board of directors performed some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee at this time, however, our Board of Directors intend to continually evaluate the need for a Nominating Committee.

Executive Compensation

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending December 31, 2005, 2004 and 2003 and as of August 31, 2006 exceeded $100,000:

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name				Other	Restricted		Securities
And		Annual	Annual	Annual	Stock		Underlying	LTIP	All Other
Principal		Salary	Bonus	Compensation	Awards		Options/SARs	Payouts	Compensation
Position	Year	($)	($)	($)	($)		(#)	($)	($)

John R. Evans (1)
Chairman	2006(2)	$13,125	$0	$0	$0		$0	$0	$0
	2005	$15,500	$0	$0	$256,178	(3)	$0	$0	$0
	2004	$15,785	$0	$0	$122,215	(4)	$0	$0	$0
	2003	$8,800	$0	$0	$0		$0	$0	$0
Clinton J. Wilson (1)
Chief Executive Officer,	2006(2)	$74,700	$0	$0	$0		$0	$0	$0
President and Director	2005	$57,500	$0	$0	$224,010	(5)	$0	$0	$0
	2004	$34,354	$0	$0	$85,146	(6)	$0	$0	$0
	2003	$24,000	$0	$0	$0		$0	$0	$0
Robert T. Flood (1)
Chief Technology Officer	2006(2)	$41,500	$0	$0	$0		$0	$0	$0
	2005	$42,500	$0	$0	$103,000	(7)	$0	$0	$0
	2004	$5,000	$0	$0	$100,000	(8)	$0	$0	$0
	2003	na	na	na	na		na	na	na

(1)	Dollar amounts in table reflect compensation paid to the individual by IPtimize, Inc. prior to the merger, and Iptimize, Inc., the successor to Simmetech, Inc. after the Merger.
(2)	Reflects compensation paid to the individual from January 1, 2006 through August 31, 2006.
(3)	Reflects dollar amount of salary and bonus converted into 731,675 shares of common stock.
(4)	Reflects dollar amount of salary and bonus converted into 936,076 shares of common stock.
(5)	Reflects dollar amount of salary and bonus converted into 658,700 shares of common stock.
(6)	Reflects dollar amount of salary and bonus converted into 650,730 shares of common stock.
(7)	Reflects dollar amount of salary and bonus converted into 411,000 shares of common stock.
(8)	Reflects dollar amount of bonus converted into 500,000 shares of common stock.

The Board of Directors, in their discretion, may award stock and stock options to key executives for achieving financing or expenditure guidelines, meeting our business plan objectives, as part of their compensation for employment or for retention purposes.

Stock Option Grants in Last Fiscal Year

We have never, and currently do not maintain any Stock Option Plans.

Option/SAR Grants in Last Fiscal Year

During the last fiscal year we did not grant any options or SAR’s.

Employment Agreements

Both Mr. Evans and Mr. Wilson have an employment agreement related to their executive roles with the Company, which provide for the following: (a) five-year employment term; (b) two-year severance requirement upon termination by the Board; (c) a one-year non-compete clause upon resignation or termination; and (d) a base salary, beginning in 2006, of $120,000 for Mr. Evans and $144,000 for Mr. Wilson, with annual increases. Mr. Evans base salary was adjusted $60,000 with his reduced duties in April 2006 and Mr. Wilson’s base salary was adjusted to $180,000. The Company expects to complete employment agreements with other key management employees by the end of 2006.  We do not currently maintain any equity compensation plans for the benefit of our employees, officers or directors, and currently have no plans to create any such plans.

Director Compensation

We currently do not have in effect a policy regarding compensation for serving on our board of directors. However, we do reimburse our directors for their reasonable expenses incurred in attending meetings of our board.

Certain Relationships and Related Transactions

The Company has issued shares of common stock to officers and directors in various transactions since the Company’s inception. See “Summary Compensation Table.” We have issued and have outstanding approximately $47,500 in secured notes from certain of our officers and directors. In particular, we owe approximately $32,500 to Mr. Wilson under separate credit agreements, and approximately $15,000 to Mr. Evans for expenses payable.

Mr. Wasson, a Board member, is a principal of Minnevestco, Inc. which received $75,000 in cash and received 800,000 shares of common stock for coordinating the Merger.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 15, 2006:

●	by each person who is known by us to beneficially own more than 5% of our common stock;
●	by each of our officers and directors; and
●	by all of our officers and directors as a group.

Name and Address of Beneficial Owner of Common Stock (3)	Number of Shares Owned (1)		Percent (2)
John R. Evans	2,259,975		7.0%
Clinton J. Wilson	1,994,807		6.2%
John C. Pritzlaff, III	1,592,692		4.9%
Robert M. Wasson	844,084	(4)	2.6%
Robert T. Flood	661,000		2.0%
All Officers and Directors as a Group (4 persons)	5,759,866		22.7%

(1)
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 15, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)
Percentage based on 32,442,918 shares of common stock outstanding, assuming the conversion and exercise of the following (i) 3,500,000 shares issuable upon the exercise of convertible debentures; (ii) 3,420,914 warrants, and (iii) 1,104,736 shares of Series A Preferred Stock.

(3)
The addresses for Mr. Evans, Mr. Wilson and Mr. Flood is the Company office at 2135 S. Cherry Street, Suite. 200, Denver, CO 80222. The address for Mr. Pritzlaff is 100 S. Madison, Ste. 100; Denver, Co. 80209. The address for Mr. Wasson is 17586 Belfast Cove; Eden Prairie, MN. 55347.

(4)	Includes 800,000 shares of Common Stock in the name of Minnivestco, Inc. of which Mr. Wesson is President and a member of the board of directors.

Equity Compensation Plans

The Company does not maintain an Equity Compensation Plan.

Description of Securities

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and their amendments, which are included as exhibits. Our authorized capital stock consists of 70,000,000 shares of Common Stock, $.001 par value per share, and 30,000,000 shares of Preferred Stock. The following is a summary of the rights of our Common Stock, Series A Preferred Stock, and Common Stock Purchase Warrants.

Dividend Policy

Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.

Common Stock

We are authorized to issue 70,000,000 shares of Common Stock of which 24,417,768 shares are issued and outstanding as of August 31, 2006, held by approximately 237 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences of the Series A Preferred Stock and preferences that may be applicable to any other series of Preferred Stock issued in the future, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The holders of Common Stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

We have engaged Pacific Stock Transfer Company, located in Las Vegas, Nevada, as our independent transfer agent or registrar.

Preferred Stock

Our Board of Directors has the authority, without action by the stockholders, to designate and issue Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. As of August 31, 2006, there are 1,041,736 shares of “Series A” Preferred Stock outstanding held of record by 18 stockholders, with no other series of Preferred Stock issued or outstanding. The issuance of any shares of Preferred Stock may adversely affect the rights of holders of the Common Stock or any junior class of Preferred Stock. These effects may include, without limitation, restricting dividends, diluting voting power, impairing liquidation rights or delaying or preventing a change in control of the Company without further action by the stockholders.

Holders of the Series A Preferred Stock are entitled to convert their shares on a one-for-one basis into a total of 1,041,736 shares of Common Stock. Originally, 750,000 Series A Preferred shares were sold, and based on the terms of the Certificate of Designation of the Series A Preferred Stock, an additional 225,000 “Penalty Shares” of Series A Preferred were issued related to time period between the investment in March 2005 and the date of this filing. An additional 66,734 “Interest Shares” of Series A Preferred were issued related to in-kind interest accrued since the investment date to the end of 2005. The accrued interest for 2006 would result in an additional 62,500 shares to be issued and available for conversion bringing the total Series A Preferred share count to 1,104,236.

The material terms, rights and preferences of the Series A Preferred Stock are as follows (readers are directed to the Certificate of Designation for the Series A Preferred Stock for a more detailed discussion):

•    Dividend Rate - Holders of the Series A Preferred Stock are entitled to a 10% annual cumulative dividend payable in additional shares of Series A Preferred Stock valued at $0.80 per Share. No dividend may be paid on any capital stock junior to the Series A Preferred Stock unless all accrued dividends have been paid on the Series A Preferred Stock.

•    Voting - Holders of Series A Preferred Stock are entitled to vote as a separate group with respect to any proposed amendment to our Articles of Incorporation which would change the rights and preferences of the Series A Preferred Stock. Except as otherwise required by law, holders of Series A Preferred Stock shall not have any other voting rights.

•    Voluntary Conversion - Each share of Series A Preferred Stock is convertible into one share of Common Stock at any time in the discretion of the holder, subject to customary adjustments if we subdivide, reclassify, split or reorganize our outstanding shares of Common Stock.

•    Liquidation Value - Upon the liquidation of the Company, holders of the Series A Preferred Stock would be entitled, before any distribution is made on our Common Stock, to an amount of cash equal to the greater of (i) $0.80 per Share plus any unpaid dividends, or (ii) the amount a holder would receive if he or she had converted their Series A Preferred Stock into our Common Stock.

•    Mandatory Conversion - Each share of Series A Preferred Stock is subject to mandatory conversion by the Company into one share of Common Stock at such time as of the closing price of the Company’s common stock in any public securities market is at least $3.00 per share for at least 20 consecutive trading days.

We have agreed to register the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

“Penalty Series A Preferred Stock Shares” may also be issued to Series A Preferred Stock investors if the Company fails to submit a substantive written response to any comments issued by the Securities and Exchange Commission (“SEC”) staff (a “Comment Letter”) on the registration statement within the time frames set forth below. For these purposes, a “substantive response” shall consist of a written response which addresses all comments in the Comment Letter and, if necessary to respond to the Comment Letter, an amendment to the registration statement.

Penalty shares of Series A Preferred Stock shall be issued as follows:

•    If a substantive response is transmitted to the SEC at least 31 days, but not more than 40 days, following the date of the Comment Letter, then the Company shall issue to each Series A Preferred Stock holder one Penalty Series A Preferred Stock Share for every 20 shares of Series A Preferred Stock shares held by the Series A Preferred Stock holder;

•    If a substantive response is transmitted to the SEC at least 41 days, but not more than 50 days, following the date of the Comment Letter, then the Company shall issue to each Series A Preferred Stock holder two Penalty Series A Preferred Stock Shares for every 20 shares of Series A Preferred Stock held by the Series A Preferred Stock holder;

•    If a substantive response is transmitted to the SEC at least 51 days, but not more than 60 days, following the date of the Comment Letter, then the Company shall issue to each Series A Preferred Stock holder three Penalty Series A Preferred Stock Shares for every 20 shares of Series A Preferred Stock held by the Series A Preferred Stock holder;

•    If a substantive response is transmitted to the SEC at least 61 days, but not more than 70 days, following the date of the Comment Letter, then the Company shall issue to each Series A Preferred Stock holder four Penalty Series A Preferred Stock Shares for every 20 shares of Series A Preferred Stock held by the Series A Preferred Stock holder;

•    If a substantive response is transmitted to the SEC more than 70 days following the date of the Comment Letter, then the Company shall issue to each Series A Preferred Stock holder five Penalty Series A Preferred Stock Shares for every 20 shares of Series A Preferred Stock held by the Series A Preferred Stock holder.

Common Stock Purchase Warrants

As of August 31, 2006 we have the following warrants outstanding:

1.    In connection with the sale of the Series A Preferred Stock in March 2005, we issued:

(a)    warrants to purchase 328,126 shares of common stock (the Series A Preferred Warrants defined herein). The warrants are exercisable until March 10, 2007 with an exercise price of $0.80 per share.

(b)    warrants to J.P. Turner & Co. to purchase 500,000 shares of common stock (the “JP Turner Warrants”). The JP Turner Warrants are exercisable until March 10, 2009 with an exercise price of $1.00 per share.

(c)    warrants to certain agents of J.P. Turner & Co. to purchase 65,625 shares of common stock (the “Underwriter Warrants”). The Underwriter Warrants are exercisable until March 10, 2009 with an exercise price of $0.80 per share.

2.    In 2005, we issued Warrants to purchase 38,000 shares of Common Stock, with an exercise price of $1.00 per share and a three-year term, in the “2005 Private Transaction” described herein.

3.    In 2006, in connection with a private placement offering (the 2005 Common Stock Offering defined herein), we issued warrants to purchase 1,847,500 shares of common stock (the “2005 Warrants”). The 2005 Warrants are exercisable until the third anniversary from the date of issuance with an exercise price of $0.75 per share. The Company may, at its election, require mandatory exercise of the 2005 Warrants at any time after the stock price of the Company trades above $1.50 per share (before giving effect to any future stock split) for more than twenty (20) consecutive trading days.

4.    In May 2006, we issued warrants to purchase 250,000 shares of common stock, with an exercise price of $0.50 per share and a four-year term.

5.    In 2006, we issued warrants to purchase 391,663 shares of common stock, with an exercise price of $0.75 per share and a three year term, related to the 2006 Note Offering, described herein.

Indemnification for Securities Act Liabilities

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Minnesota law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders’ derivative suits on our behalf) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Plan of Distribution

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. These sales may be at fixed or negotiated prices. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;
●	By pledge to secure debts of other obligations;
●	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;
●	an exchange distribution in accordance with the rules of the applicable exchange on which the common stock is listed;
●	privately-negotiated transactions;
●	short sales of Company shares that are not violations of the laws and regulations of any state or the United States;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	through the writing of options on the shares;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share.

If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

Any underwriters, brokers, dealers or agents that participate in the distribution of the common stock are “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer the common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person or entity who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person or entity, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person or entity will own after the offering, assuming they sell all of the shares offered.

					Beneficial Ownership After this Offering [3]
Name of Selling Shareholder	Footnote	Common Shares Beneficially Owned by Seller Shareholder Before Offering [1]	Percentage of Outstanding Shares Beneficially Owned by Selling Shareholder Before Offering [2]	Shares Registered in the Offering	Shares	Percentage
Ronald F. Abdella	[4]	466,666	1.9%	466,666	-	0.00%
Frieda H. and Ronald F. Abdella	[5]	466,666	1.9%	466,666	-	0.00%
Michael Adams	[6]	141,666	0.6%	66,666	75,000	0.23%
Carmine Adimando	[7]	497,231	2.0%	197,231	300,000	0.92%
Philip G. Allen	[8]	1,120,529	4.6%	129,557	990,972	3.05%
Sherry Anderson	[9]	11,250	0.0%	11,250	-	0.00%
W. Clifton Arbuckle	[10]	123,270	0.5%	123,270	-	0.00%
Farhad Asgari		129,718	0.5%	129,718	-	0.00%
Ian Barclay		150,000	0.6%	50,000	100,000	0.31%
Margaret Barclay		50,000	0.2%	25,000	25,000	0.08%
Clarence Bixler	[11]	6,250	0.0%	6,250	-	0.00%
Budhu Consulting, Inc.		275,000	1.1%	275,000	-	0.00%
Tim Burgess		15,000	0.1%	15,000	-	0.00%
Loren Burlage		100,000	0.4%	50,000	50,000	0.15%
Michael Cagley		25,912	0.1%	25,912	-	0.00%
Carmco Investments, LLC	[12]	49,307	0.2%	49,307	-	0.00%
Forrest Charlesworth		150,504	0.6%	62,000	88,504	0.27%
Roy Cappadona	[13]	46,666	0.2%	46,666	-	0.00%
Corporate Consulting Int’l. Group, LLC		200,000	0.8%	200,000	-	0.00%
Theodore E. Decker	[14]	70,834	0.3%	59,246	11,588	0.04%
Lawrence L. Delperdang	[15]	333,334	1.4%	333,334	-	0.00%
Russell E. and Shannon C. Donnan	[16]	61,635	0.3%	61,635	-	0.00%
Donnan, Ltd	[17]	61,635	0.3%	61,635	-	0.00%
Drummond Investments, Inc.	[18]	82,500	0.3%	82,500	-	0.00%
Murray A. Eckert	[19]	200,000	0.8%	200,000	-	0.00%
Randall Eldridge	[20]	70,834	0.3%	50,001	20,833	0.06%
Excelsus Capital Partners, LLC		650,700	2.7%	650,700	-	0.00%
First Trust Corporation TTEE. FBO: - Edward T. Freiberger		25,000	0.1%	12,500	12,500	0.04%
Ahron Friesel		519,033	2.1%	519,033	-	0.00%
David J. Gregareck	[21]	61,635	0.3%	61,635	-	0.00%

Matthew D. Gregareck	[22]	61,635	0.3%	61,635	-	0.00%
Rebecca L. Gregareck	[23]	30,818	0.1%	30,818	-	0.00%
Steven Hinkle	[24]	296,875	1.2%	109,375	187,500	0.58%
HKL Financial, LLC	[25]	123,270	0.5%	123,270	-	0.00%
Charles G. Hodge III and Linda G .Hodge Living Trust, Dtd June 12, 2002	[26]	280,000	1.1%	280,000	-	0.00%
Frederick A. Huttner	[27]	36,980	0.2%	36,980	-	0.00%
Imperial Holdings, PLC		280,000	1.1%	280,000	-	0.00%
J.P. Turner &Co., LLC	[28]	187,500	0.8%	62,500	125,000	0.38%
Jumble Investment Co.	[29]	123,269	0.5%	123,269	-	0.00%
Kelley Family Trust Dated 5/8/81	[30]	866,666	3.5%	866,666	-	0.00%
Keith Koch	[31]	338,125	1.4%	150,625	187,500	0.58%
Joseph Laterza		150,000	0.6%	150,000	-	0.00%
Maxwell Levy	[32]	23,332	0.1%	23,332	-	0.00%
Kaye K. Love	[33]	466,666	1.9%	466,666	-	0.00%
Bruce A. Matthews	[34]	61,635	0.3%	61,635	-	0.00%
McCormick Family Trust Dtd Oct. 2, 2003	[35]	350,000	1.4%	350,000	-	0.00%
Garry D. Mentzer	[36]	400,000	1.6%	400,000	-	0.00%
Jack H. Morris		81,250	0.3%	40,000	41,250	0.13%
Mulligan Investments, LLC	[37]	102,500	0.4%	70,000	32,500	0.10%
Robert J. Piccinelli	[38]	61,635	0.3%	61,635	-	0.00%
Michael Mohammad Poozeshi		25,912	0.1%	25,912	-	0.00%
Preserve Communications Services, Inc.	[39]	208,750	0.9%	208,750	-	0.00%
John C. Pritzlaff, III	[40]	1,592,692	6.5%	250,000	1,342,692	4.13%
Professional Traders Fund, LLC		817,367	3.3%	817,367	-	0.00%
Professional Traders Management		100,000	0.4%	100,000	-	0.00%
Jan Eric Pusch	[41]	466,666	1.9%	466,666	-	0.00%
James L. Royle	[42]	441,666	1.8%	91,666	350,000	1.08%
Melvin C. Sanders	[43]	200,000	0.8%	200,000	-	0.00%
William Sandler	[44]	52,154	0.2%	24,654	27,500	0.08%
Billy J. and Karen A. Sayers	[45]	200,000	0.8%	200,000	-	0.00%
Keith Scanlon	[46]	316,666	1.3%	316,666	-	0.00%
Nicholas L. Scheidt		75,000	0.3%	75,000	-	0.00%
Jareen E. Schmidt Revocable Trust	[47]	1,533,332	6.3%	1,533,332	-	0.00%
Carol M. Shearon	[48]	123,270	0.5%	123,270	-	0.00%
Todd Sheehan	[49]	30,818	0.1%	30,818	-	0.00%
Winston Spell	[50]	200,000	0.8%	200,000	-	0.00%
John H. Staiano	[51]	78,510	0.3%	78,510	-	0.00%
Bradley G. Stone		271,702	1.1%	50,000	221,702	0.68%
Diane N. and Dale S. Sweat Jr.	[52]	666,666	2.7%	666,666	-	0.00%
Larry & Patricia Taft	[53]	10,000	0.0%	10,000	-	0.00%
Talko Consulting, Inc.		35,000	0.1%	35,000	-	0.00%
Dale E. Unruh	[54]	110,000	0.5%	80,000	30,000	0.09%
Jeffrey A. Veres	[55]	870,040	3.6%	150,000	720,040	2.22%
J. Scott Wadkins		50,000	0.2%	50,000	-	0.00%
Brian M. Wellens	[56]	200,000	0.8%	200,000	-	0.00%
Jeffrey Werpy		25,912	0.1%	25,912	-	0.00%
Westminster Securities, Inc	[57]	50,000	0.2%	50,000	-	0.00%
Russell O. Withers	[58]	138,030	0.6%	138,030	-	0.00%
Eric Woody		2,500	0.0%	2,500	-	0.00%
Robert and Elizabeth Yost	[59]	43,500	0.2%	28,000	15,500	0.05%
TOTAL:		19,421,083	79.5%	14,215,502	5,205,581	16.6%

Footnotes:

1
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 31, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

2	Percentage prior to offering is based on 24,417,768 shares of common and preferred stock outstanding.
3
Percentage after offering is based on 32,442,918 shares of common stock outstanding, which assumes that all convertible debentures, preferred stock (including penalty shares due December 31, 2006), and all warrants have been exercised.

[4]
Represents (i) 400,000 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $0.25, all of which are being registered; (ii) 33,333 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share; and (iii) 33,333 shares of common stock, all of which are being registered.

[5]
Represents (i) 400,000 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $0.25, all of which are being registered; (ii) 33,333 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share; and (iii) 33,333 shares of common stock, all of which are being registered. Ron and Frieda Abdella are husband and wife. Securities are held jointly.

[6]
Represents (i) 33,333 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered, and (ii) 33,333 shares of common stock.

[7]
Represents (i) 147,232 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; (ii) 50,000 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered; and (iii) 300,000 shares of common stock which are not being registered. Mr. Adimando is the principal of Carmco Investments, LLC, listed separately in this table.

[8]	Represents 1,120,529 shares of common stock, of which 129,557 are to be registered. This shareholder was a founding shareholder and a former Director of the Iptimize, Inc.
[9]
Represents 11,250 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered. This shareholder is a registered representative with the NASD.

[10]
Represents (i) 92,020 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of share of common stock, all of which are being registered; and (ii) 31,250 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered.

[11]
Represents 6,250 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered. This shareholder is a registered representative with the NASD.

[12]
Represents (i) 36,807 shares of common stock underlying shares of Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 12,500 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered.

[13]
Represents (i) 43,333 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $0.25, all of which are being registered; (ii) 3,333 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share; and (iii) 3,333 shares of common stock, all of which are being registered.

[14]
Represents (i) 54,167 shares of common stock of which 42,579 are being registered; and (ii) 16,667 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered.

[15]
Represents (i) 166,667 shares of common stock; and (ii) 166,667 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered.

[16]
Represents (i) 46,010 shares of common stock underlying the Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 15,625 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered. Russell and Shannon Donnan are husband and wife. Securities are held jointly. Russell Donnan is a principal of Donnan, Ltd.

[17]
Represents (i) 46,010 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 15,625 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered. Russell Donnan is a principal of Donnan, Ltd.

[18]
Represents (i) 55,000 shares of common stock; and (ii) 27,500 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered.

[19]
Represents (i) 100,000 shares of common stock; and (ii) 100,000 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered.

[20]
Represents (i) 33,333 shares of common stock; and (ii) 16,667 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered.

[21]
Represents (i) 46,010 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 15,625 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered.

[22]
Represents (i) 46,010shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 15,625 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered. This shareholder is a registered representative with the NASD.

[23]
Represents (i) 23,005 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 7,813 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered.

[24]
Represents (i) 93,750 shares of common stock, all of which is being registered; and (ii) 15,625 shares of common stock underlying common stock warrants that are currently exercisable at $0.50 per share, all of which are being registered. In addition, this shareholder holds a warrant for 187,500 shares of common stock with an exercise price of $1.00 per share which is not being registered. This shareholder is a registered representative with the NASD. Mr. Hinkle is a principal of HKL Financial LLC.

[25]
Represents (i) 92,020 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 31,250 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered. This entity is beneficially owned by one or more individuals who are registered representatives with the NASD. The securities were obtained in the ordinary course of business and not as underwriter commission.

[26]
Represents (i) 240,000 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $0.25, all of which are being registered; (ii) 20,000 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share; and (iii) 20,000 shares of common stock, all of which are being registered. Charles and Linda Hodge are husband and wife. Securities are held jointly.

[27]
Represents (i) 27,605 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 9,375 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered.

[28]
Represents 62,500 shares of common stock, all of which is being registered. In addition, this shareholder holds a warrant for 125,000 shares of common stock with an exercise price of $1.00 per share which is not being registered. This entity is a registered representative with the NASD.

[29]
Represents (i) 92,019 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 31,250 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered.

[30]
Represents (i) 400,000 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $0.25, all of which are being registered; (ii) 233,333 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share; and (iii) 233,333 shares of common stock, all of which are being registered.

[31]
Represents (i) 93,750 shares of common stock, all of which are being registered; and (ii) 41,250 shares of common stock underlying common stock warrants that are currently exercisable at $0.50 per share, all of which are being registered. In addition, this shareholder holds a warrant to purchase 187,500 shares of common stock with an exercise price of $1.00 per share which is not being registered. This shareholder is a registered representative with the NASD.

[32]
Represents (i) 20,000 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $0.25, all of which are being registered; (ii) 1,666 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share; and (iii) 1,666 shares of common stock, all of which are being registered.

[33]
Represents (i) 400,000 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $0.25, all of which are being registered; (ii) 33,333 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share; and (iii) 33,333 shares of common stock, all of which are being registered.

[34]
Represents (i) 46,010 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 15,625 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered.

[35]
Represents (i) 300,000 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $0.75, all of which are being registered; (ii) 25,000 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share; and (iii) 25,000 shares of common stock, all of which are being registered.

[36]
Represents (i) 200,000 shares of common stock; and (ii) 200,000 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered.

[37]
Represents (i) 82,500 shares of common stock of which 50,000 are to be registered; and (ii) 20,000 shares of common stock underlying common stock warrants that are currently exercisable at $1.00 per share, all of which are being registered.

[38]
Represents (i) 46,010 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock all of which are being registered; and (ii) 15,625 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered.

[39]
Represents 208,750 shares of common stock underlying common stock warrants that are currently exercisable at $0.50 per share, all of which are being registered. This entity holds a consulting agreement to provide public relations services to the company.

[40]	Represents 1,592,692 shares of common stock, of which 250,000 are being registered.
[41]
Represents (i) 400,000 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $0.25, all of which are being registered; (ii) 33,333 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share; and (iii) 33,333 shares of common stock, all of which are being registered.

[42]
Represents (i) 408,333 shares of common stock of which 58,333 are being registered; and (ii) 33,333 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered. This shareholder was a founding shareholder and a former vice president and officer of Iptimize, Inc.

[43]
Represents (i) 100,000 shares of common stock; and (ii) 100,000 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered.

[44]
Represents (i) 18,403 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; (ii) 6,250 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered; and (iii) 27,500 shares of common stock which are not being registered.

[45]
Represents (i) 100,000 shares of common stock; and (ii) 100,000 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered. Billy and Karen Sayers are husband and wife. Securities are held jointly.

[46]
Represents (i) 100,000 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $0.75, all of which are being registered; (ii) 108,333 shares of common stock underlying common stock warrants that are currently exercisable at $0.50 per share; and (iii) 108,333 shares of common stock, all of which are being registered.

[47]
Represents (i) 800,000 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $0.25, all of which are being registered; (ii) 366,666 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share; and (iii) 366,666 shares of common stock, all of which are being registered.

[48]
Represents (i) 92,020 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 31,250 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered.

[49]
Represents (i) 23,005 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock shares, all of which are being registered; and (ii) 7,813 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered.

[50]
Represents (i) 100,000 shares of common stock; and (ii) 100,000 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered.

[51]
Represents (i) 46,010 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered; and (ii) 32,500 shares of common stock underlying common stock warrants that are currently exercisable at $0.80 per share, all of which are being registered. This shareholder is a registered representative with the NASD.

[52]
Represents (i) 333,333 shares of common stock; and (ii) 333,333 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered. Dale and Diane Sweat are husband and wife. Securities are held jointly.

[53]	Larry and Patricia Taft are husband and wife. Securities are held jointly.
[54]
Represents (i) 80,000 shares of common stock, of which 50,000 are to be registered; (ii) 20,000 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered; and (iii) 10,000 shares of common stock underlying common stock warrants that are currently exercisable at $1.00 per share, all of which are being registered.

[55]	Represents 870,040 shares of common stock, of which 150,000 are to be registered This shareholder was the former President and COO and officer of Iptimize, Inc.

[56]
Represents (i) 100,000 shares of common stock; and (ii) 100,000 shares of common stock underlying common stock warrants that are currently exercisable at $0.75 per share, all of which are being registered.

[57]	Represents 50,000 shares of common stock, all of which is being registered. This entity is a broker dealer registered with the NASD.
[58]
Represents 138,030 shares of common stock underlying Series A Preferred Stock that is convertible into equal number of shares of common stock, all of which are being registered. Mr. Withers is a former vice president of Iptimize, Inc.

[59]
Represents (i) 35,500 shares of common stock, of which 20,000 are to be registered; and (ii) 8,000 shares of common stock underlying common stock warrants that are currently exercisable at $1.00 per share, all of which are being registered. Robert and Elizabeth Yost are husband and wife. Securities are held jointly.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling security holders. If all of the warrants for which the underlying shares of common stock that are being registered hereby are exercised by the applicable selling security holders, we will receive approximately $2,620,426 in proceeds upon the exercise thereof. We intend to use the proceeds from any such exercises for general working capital purposes.

Market for Common Equity and Related Stockholder Matters

Market Information

Our Common Stock is traded on the Pink Sheets under the symbol “IPZE.PK”. On June 24, 2004, the Company changed its name from Simmetech, Inc. to Jaguar Resorts, Inc. On May 17, 2005, the Company changed its name from Jaguar Resorts, Inc. to Simmetech, Inc. On November 7, 2005, the Company changed its name from Simmetech, Inc. to IPtimize, Inc. On December 8, 2005 the Company underwent a 1-50 reverse split of its common stock. There is no certainty that the Common Stock will continue to be quoted or that any liquidity exists for our shareholders.

  For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. The prices for the first fiscal quarter of 2006, reflect the 1-50 reverse stock split of the Company’s common stock that occurred on December 8, 2005; and the third and fourth quarters of 2004 reflect the 1-2 reverse stock split of Company’s common stock on July 29, 2004.

Holders

As of August 30, 2006, we had approximately 237 holders of record of our common stock and 18 holders of record of our preferred stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Pacific Stock Transfer Company, whose address is 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

Legal Matters

Berkman, Henoch, Peterson & Peddy, P.C., Garden City, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

Experts

Stark Winter Schenkein & Co., LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements as of December 31, 2005, and the year ended December 31, 2005 and 2004. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Where You Can Find More Information

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
Six Months Ended June 30, 2006 (Unaudited)
Condensed Consolidated Balance Sheet	F-1
Condensed Consolidated Statements of Operations	F-2
Condensed Consolidated Statements of Cash Flows	F-3
Notes to Consolidated Financial Statements	F-4-F-6

Fiscal Years Ended December 31, 2005 and 2004
Page
Report of Independent Registered Public Accounting Firm	F-7
Balance Sheet	F-8
Statements of Operations	F-9
Statements of Stockholders’ Equity (Deficit)	F-10
Statements of Cash Flows	F-11
Notes to Financial Statements	F-12-F-21

IPTIMIZE, INC.
Notes to Financial Statements
June 30, 2006
(Unaudited)

Note 1. Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

Note 2. Earnings Per Share

Basic earning per share (“EPS”) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. During periods in which losses are incurred common share equivalents are not considered in the computation as their effect would be anti-dilutive.

Note 3. Convertible Debenture

During the six months ended June 30, 2006, the Company received net proceeds of $710,000 on bridge notes aggregating $760,000. $50,000 was outstanding at December 31, 2005. The bridge notes carry a 15% interest rate and at the lenders discretion the bridge notes may be converted into 2,840,000 shares of the Company’s common stock. In addition, the lenders received 236,664 warrants exercisable at $0.75 per share and 236,664 shares of common stock. The 236,664 shares of common stock were valued at $0.30 per share and are being amortized over a three year period. The fair market value of the warrants is zero.

Note 4. Stockholders’ (Deficit)

During the six months ended June 30, 2006, the Company:

-	issued 350,000 shares of Common Stock for cash of $90,000.

-	issued 855,000 shares of Common Stock for consulting services valued at $241,000.

-	issued 291,736 shares of Series A Preferred Stock for interest expense at $233,389.

-
granted warrants to purchase a total of 2,434,164 shares of Common Stock, including: 236,664 warrants which are explained in Note 3; 1,647,500 warrants for incentives with an exercise price of $0.75 per share; 300,000 warrants issued in connection with a private placement with an exercise price of $0.75 per share; and 250,000 warrants for consulting services in 2006, with an exercise price of $0.50 per share. All of these warrants issued have a three year term. The fair market value of the warrants is zero.

-	issued 25,000 shares of common stock as settlement of a $1,523 account payable.

Stock warrants outstanding and exercisable at June 30, 2006, are as follows:

Exercise Price	Amount	Remaining Contractual Life (In Years)	Exercise Price
$ 0.80	328,126	2	$0.80
$ 1.00	500,000	4	$1.00
$ 0.80	65,625	4	$0.80
$ 1.00	38,000	3	$1.00
$0.75	2,184,164	3	$0.75
$0.50	250,000	3	$0.50
	3,365,915		$0.77

The following table summarizes information about outstanding stock warrants at June 30, 2006:

	Number of shares	Weighted average exercise price

Outstanding, January 1, 2006	931,751	$0.92
Granted	2,434,164	$0.73
Outstanding, June 30, 2006	3,365,915	$0.77

Note 5. Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. The Company has a working capital deficit of $2,028,222 and stockholders’ deficit of $1,907,529, as of June 30, 2006, and continuing losses from operations of $8,385,692 including a loss of $1,541,072 for the six months ended June 30, 2006.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 6. Litigation

The Company has received a default judgment against it in the amount of $73,000 plus accrued interest for a note made related to the acquisition of DTT in 2004 (see Note 3). The Company has received four additional default judgments against it of trade payables totaling $30,771.

Note 7 - Subsequent Events

The Company entered into a new, two-year lease for 3,454 square feet of office space for its Denver location. The lease obligation for the term equals $89,804. The lease expires on August 31, 2008. The previous corporate office space lease expired during August 2006.

The Company has received an additional $165,000 in bridge note funding during months of July and August under the same terms as the bridge note funding discussed in Note 3.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
IPtimize, Inc.

We have audited the accompanying balance sheet of IPtimize, Inc. as of December 31, 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IPtimize, Inc. as of December 31, 2005, and the results of its operations, and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has suffered recurring losses and has working capital and stockholders’ deficits. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stark Winter Schenkein & Co., LLP

Denver, Colorado
June 28, 2006

IPtimize, Inc.
Notes to Financial Statements
December 31, 2005

Note 1. Summary of Significant Accounting Policies

Organization

Iptimize, Inc. was incorporated under the laws of the State of Colorado as DSL Holdings, Inc. on May 14, 1998. On May 20, 2003, DSL Holdings, Inc. entered into an agreement with IPtimize, Inc. whereby the two companies would merge and DSL Holdings, Inc. would remain as the surviving company. On July 1, 2003, DSL Holdings, Inc. amended and restated its Articles of Incorporation changing its name to IPtimize, Inc.

On October 26, 2004, Iptimize, Inc. entered into an agreement to purchase the assets and liabilities of DTT. The net liabilities of DTT were $585,401. In addition, Iptimize, Inc. paid a note payable of DTT with 215,000 shares of Iptimize, Inc.’s common stock. Iptimize, Inc. paid $100,000 in 2004 to DTT and had a balance due of $100,000 at December 31, 2004. This amount was renegotiated subsequent to year end 2005 and modified to $37,500, due in cash which has been paid and the issuance of $75,000 (93,750 shares) of the Iptimize, Inc. Series A preferred stock.

On September 20, 2005, Simmetech, Inc., doing business as Jaguar Resorts (“Simmetech” and the Company as defined herein) agreed to acquire IPtimize, Inc. through a “reverse merger” transaction (the “Transaction”) in which Simmetech acquired the outstanding stock of IPtimize, Inc. and changed its name to IPtimize, Inc. Pursuant to the Transaction the Board of Directors and the management of IPtimize, Inc. became the Board and management of the surviving corporation (the “Company”). The Company is publicly-traded on the “pink sheets” under the symbol “IPZE.”

Prior to the Transaction, Simmetech was engaged in the business of resort development. Originally formed in 1983, and has been a publicly-traded entity since August 1998, although it has not reported its quarterly and annual financial results for previous years. Simmetech had no significant assets or liabilities other than share ownership prior to the Transaction. The Company has no operations in the resort industry and has no assets or revenues not directly generated from the Voice over Internet Protocol (VOIP) operations described herein.

Prior to the transaction, Simmetech completed a reverse split of its common stock based on a ratio of one-for-fifty shares outstanding, and IPtimize, Inc. completed a reverse split of its common stock based on a ratio of one-for-two shares outstanding. The terms of the Transaction included payment of: (i) $75,000 and 800,000 shares to Minnevestco, Inc., an advisor to the Transaction, whose principal is Robert Wasson a Board Member of Simmetech and the Company; (ii) the issuance of 400,811 shares of common stock to shareholders of Simmetech, Inc.; and (iii) the issuance of 1,675,700 shares of common stock to financial services firms related to the Transaction.

Revenue Recognition

The Company recognizes revenue from services at the time the services are completed and revenue from the sale of products at the time that title passes to the buyer.

Cash and Cash Equivalents

For purposes of balance sheet classification and the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining collectability, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances. At December 31, 2005, the allowance for doubtful accounts was $17,118 with bad debt expense for the year of $34,392.

Property and Equipment

Property and equipment, which consists of computers, office furniture and equipment, is stated at cost and is being depreciated using the straight-line method over their estimated economic lives of three to five years.

Inventory

Inventory consists primarily of communications equipment and accessories and is carried at the lower of cost or market on a first in first out basis.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Net Income (Loss) Per Common Share

The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) 128, “Earnings per Share.” Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period.

Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti dilutive.

Income Taxes

The Company follows SFAS 109 “Accounting for Income Taxes” for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2005. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, capital lease payables, line of credit and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature, their carrying amounts approximate fair values, or they are receivable or payable on demand. The carrying value of the Company’s long-term debt approximated its fair value based on the current market conditions for similar debt instruments.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying amount of inventory and property and equipment to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets and accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell. As of December 31, 2005, management believes that there is no impairment on long-lived assets.

Segment Reporting

The Company follows SFAS 131, “Disclosure about Segments of an Enterprise and Related Information”. The Company operates in one industry segment consisting of communications consulting and will evaluate additional segment disclosure requirements as it expands operations.

Stock-based Compensation

The Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable. The Company accounts for stock based compensation in accordance with SFAS 123, “Accounting for Stock-Based Compensation.” The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

Recent Pronouncements

In March 2006, Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
3.	Permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities.
4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under SFAS No. 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Adoption of this Statement is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this statement is not expected to have a material impact on the Company’s financial statements.

In February 2006, the FASB issues SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

This Statement:

1.	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation
2.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133
3.
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

4.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives
5.
Amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the first fiscal year that begins after September 15, 2006.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of SFAS No. 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

The Company is currently reviewing the effects of adoption of this statement but it is not expected to have a material impact on its financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This Statement replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for, and reporting of, a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. It will only affect the financial statements of the Company if there is a change any accounting principle. At this time, no such changes are contemplated or anticipated.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payments.” SFAS No. 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of share based payments such as stock options granted to employees. SFAS No. 123 (R) is effective for the first reporting period beginning after December 15, 2005. The adoption of FAS 123 (R) is not expected to have a material impact on the financial statements.

Note 2. Fixed Assets

As of December 31, 2005, the Company owns or has capitalized the following assets under financing leases:

Furniture and Fixtures	$31,476
Equipment and Software	120,201
151,677
Less accumulated depreciation	(85,492)
$66,185

Depreciation charged to operations was $41,760 and $39,528 for 2005 and 2004, respectively.

Note 3. Notes Payable and Line of Credit

During 2004, the Company

-    entered into a $10,000 note agreement with an officer and director for payment by the officer and director of certain vendor financing costs on behalf of the Company. The note accrues interest 12% and was due on March 31, 2005. The Company paid $5,000 in 2005 and had $5,000 plus interest due at December 31, 2005.

-    entered into a note payable with a vendor of DTT as settlement of an outstanding account payable, the amount was $10,517 on January 1, 2005; payments of $2,000 were made during 2005 leaving a balance due of $8,517, at December 31, 2005. The note is due on demand.

-    entered into a note payable with another vendor of DTT as settlement of an outstanding account payable, the amount was $10,974 on January 1, 2005; payments of $6,700 were made during 2005 leaving a balance due of $4,274 at December, 31 2005. The note is due on demand.

-    entered into a note payable with another vendor of DTT as settlement of an outstanding account payable, the amount was $28,428 on January 1, 2005; payments of $4,000 were made during 2005 leaving a balance due of $24,428 at December 31, 2005. The note is due on demand.

-    entered into a note payable with another vendor of DTT as settlement of an outstanding account payable, the amount was $173,212 on January 1, 2005; payments of $44,200 were made during 2005 leaving a balance due of $129,012 at December 31, 2005. The note is due on demand.

-    entered into a note payable with another vendor of DTT as settlement of an outstanding account payable, the amount was $4,000 on January 1, 2005; payments of $2,000 were made during 2005 leaving a balance due of $2,000 at December 31, 2005. The note is due on demand.

-    received notes totaling $122,000 in the DTT asset acquisition. $43,000 was paid with 215,000 shares of the Company’s common stock. The remaining note for $79,000 was increased to $86,000 as consideration for certain loan modifications, the $7,000 was charged to financing fees. The loan is payable in monthly payments of $4,000 beginning February 1, 2005, with interest accruing at 6%. During 2005, $13,000 was paid to the note holder with a balance due of $73,000. The note is in default awaiting repayment.

-    assumed an open ended banking line of credit in the amount of $36,000 with an interest rate of 9% per year with the DTT asset acquisition. The beginning balance in 2005 was $36,705 and the ending balance at December 31, 2005 was $29,942. The Company is obligated to make monthly interest only payments and the principal is due upon demand.

Note 4. Convertible Debenture

In September, 2005, Iptimize, Inc. entered into a 12% Convertible Debenture with a lending institution in the amount of $50,000. No other transactions took place in 2005 leaving a balance of $50,000 at December 31, 2005.

During 2004 Iptimize, Inc. borrowed $145,000 from six shareholders with interest at 10% per annum. Principal and interest are due in twelve months. At the lenders’ discretion the loans may be converted into 725,000 shares of the Company’s common stock. In addition the lenders received 725,000 warrants exercisable at $0.01 per share expiring in one year. During 2005 all but one note holder converted their debt to equity; at December 31, 2005 the remaining note is for $50,000 accruing at 10%.

Note 5. Stockholders’ (Deficit)

During 2004, the Company:

-    issued 2,910,000 shares of common stock at a price of $0.20 per share, for proceeds of $582,000.

-    issued 215,000 shares of common stock to retire a note payable, in the principal amount of $43,000.

-    issued 4,506,147 shares of common stock in exchange for services totaling $901,229.

-    issued 2,495,917 shares of Common Stock for cash of $692,875 and 750,000 shares of “Series A” Preferred Stock for cash of $600,000.

-    issued 6,257,133 shares of Common Stock for services in 2005, including the following: (a) 2,368,200 shares for services related to the reverse merger transaction with Simmetech, Inc. and capital formation costs; (b) 2,191,994 shares for $604,197 in stock compensation; (c) 1,561,929 shares for $604,197 in accrued salaries; and (d) 25,000 shares for consulting, valued at $7,500.

-    converted $550,900 of Convertible Bridge Notes into 2,677,670 shares of Common Stock.

-    issued 250,000 Common Stock warrants with an exercise price of $0.005 per share, which were also exercised in 2005, and are reflected in the shares issued for interest expense, above.

-    issued warrants to purchase a total of 931,751 shares of Common Stock in 2005 relating to the Series A Preferred Stock offering, including,: 328,126 warrants with an exercise price of $0.80 per share to investors; 500,000 warrants to JP Turner & Co. with an exercise price of $1.00 per share; 65,625 warrants to certain brokers of JP Turner & Co. with an exercise price of $0.80 per share; and 38,000 warrants to investors with an exercise price of $1.00 per share.

Stock warrants outstanding and exercisable at December 31, 2005 are as follows:

Outstanding and Exercisable Warrants

		Remaining	Weighted
Exercise		Contractual	Average
Price		Life	Exercise
Range	Number	(In Years)	Price
$ 0.80	328,126	2	$0.80
$ 1.00	500,000	4	$1.00
$ 0.80	65,625	4	$0.80
$ 1.00	38,000	3	$1.00
	931,751		$0.92

Note 6. Income Taxes

The Company accounts for income taxes under SFAS 109, “Accounting for Income Taxes,” which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized. The tax effects of temporary differences and net operating losses that give rise to significant portions of deferred tax assets and liabilities consisted of the following:

2005

Deferred tax assets (liabilities)
Net operating loss carry forward	$990,000

Less valuation allowance	(990,000)
Net deferred tax asset	$—

The net operating loss carryforward will expire through 2025. The deferred tax asset has been fully reserved as of December 31, 2005. The primary difference between book and tax loss is stock compensation. The change in the valuation allowance for the deferred tax asset during the year ended December 31, 2005, was $593,000.

Note 7. Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. The Company has a working capital deficit of $1,062,273 and an accumulated deficit of $6,844,620 as of December 31, 2005.

The Company is currently seeking equity capital. The Company has commitments from various parties to provide additional capital however there is no assurance that such funding will be available at all or when needed, or if available, that the terms will be favorable or acceptable to the Company.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 8. Commitments

The Company has entered into three capital leases relating to computers and equipment. The leases all have terms up to 48 months and monthly payments with interest rates ranging from 8 -17%. The future minimum lease payments are for the years ending December 31:

2006	$39,768
2007	17,601
$35,339

Note 9. Litigation

The Company received a default judgment in the amount of $73,000 plus accrued interest for a note made related to the acquisition of DTT in 2004 (see Note 3). The Company has received four additional default judgments against it of trade payables totaling $30,771.

Note 10 - Subsequent Events

The Company received $90,000 through the sale of 300,000 shares of Common Stock at $0.30 per share.

The Company received proceeds of $710,000 on bridge notes.

The Company issued 291,736 shares of Series A Preferred Stock under the terms of the purchase agreements in exchange for interest and adjustments for the timing of the public registration of the Company’s stock.

The Company issued 825,000 shares of Common Stock for merger consulting services.

The Company issued 30,000 shares of Common Stock for interest expense.

The Company issued warrants to purchase a total of 2,433,498 shares of Common Stock with an exercise price of $0.75 per share.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our amended and restated Articles of Incorporation provide that our directors shall not have personal liability for monetary damages to us or our shareholders for breach of a fiduciary duty as a director, except for breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional conduct or knowing violation of the law; voting or assenting to distributions in violation of Minnesota law (although liability is limited to the portion of the distribution in excess of the law); and any transaction where the director directly or indirectly receives improper personal benefits.

Our amended and restated Articles of Incorporation also require us to indemnify and advance expenses to our officers, directors, employees and agents, to the fullest extent authorized by Minnesota law, if such person is, or is threatened, to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of such person’s relationship with us.

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and section 302A.255 of the Minnesota Business Corporation Act, if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the official capacity of such person with the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in the official capacity of such person with the corporation, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense Amount

SEC Registration fee	$700.00*
Accounting fees and expenses	10,000.00*
Legal fees and expenses	40,000.00*
Miscellaneous	3,422.41
TOTAL	$60,000.00*

*	Estimated.

Item 26. Recent Sales of Unregistered Securities

The transactions described below which predate the Merger of December 2005 relate to transactions completed by Iptimize, Inc.:

2003 Common Stock and Notes Offering

In May 2003, Iptimize, Inc. sold Common Stock to investors at a price of $0.20 per share and in addition, sold one-year convertible “bridge notes” with an interest rate of 12% per annum, a conversion rate of $0.20 per share (the “2003 Bridge Notes”), and one warrant for every share as converted at an exercise price of $0.01 per share and one year to expiration (the “2003 Bridge Warrants”). Between May and October 2003, a total of $366,000 was raised, including $58,000 in 2003 Bridge Notes, and $308,000 in cash for sale of 1,540,000 shares of Common Stock valued at $.20 per share. All 2003 Bridge Notes were converted to shares of common stock, and all of the 2003 Bridge Warrants were exercised by the holders. A total of 2,120,000 shares of common stock were issued (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock approved by shareholders in September 2005).

2004 Common Stock Offering

In January and April 2004, Iptimize, Inc. sold a total of 2,107,500 (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock in September 2005) shares of common stock for proceeds of $421,500.

2004 Bridge Note Offering

Between June and October, 2004, Iptimize, Inc. we entered into a series of convertible “bridge note” agreements providing for the sale of $570,500 in principal amount convertible promissory notes (the “2004 Bridge Notes”) with to 13 individuals (collectively referred to as the (“Noteholders”). There were five secured notes totaling $342,500 issued, and eight unsecured notes totaling $228,000 issued. The 2004 Bridge Notes had a term of 12 months and paid interest at the rate of either: (a) 10% per annum for secured notes; or (b) 12% for unsecured notes. The secured 2004 Bridge Notes were senior to all existing and all future indebtedness, and secured by all our assets. The 2004 Bridge Notes were convertible at the holder’s discretion into common stock based on a conversion rate of $0.20 per share; and included one warrant for every share as converted at an exercise price of $0.01 per share (the “2004 Bridge Warrants”). At each of the Noteholder’s direction, all but $50,000 of the 2004 Bridge Notes have been converted into shares of our Common Stock for a total of 5,205,000 shares (after giving effect to the exercise of the 2004 Bridge Warrants and before giving effect to the 502:1 reverse split of Iptimize, Inc. common stock in September 2005). The remaining 2004 Bridge Note in the amount of $50,000 is a secured note and is currently extended on a month-to-month basis by the holder.

Second 2004 Common Stock Offering

In November and December 2004, Iptimize, Inc. sold Common Stock at a price of $0.20 per share, in which a total of $188,000 was raised. A total of 940,000 shares of common stock were issued on this capital raise (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock approved by shareholders in September 2005).

2005 Private Transaction of Common Stock

On June 27, 2005, Iptimize, Inc. sold 76,000 shares of its common stock (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock in September 2005) to three investors for purchased $19,000 in shares of Common Stock shares at a price of $0.25 per share and issued 38,000 warrants to purchase common stock at $1.00 per share with a three year term.

2005 Series A Preferred Stock Offering

In March 2005, Iptimize, Inc. sold shares of its Series A Preferred Stock to investors at a price of $0.40 per share, through an accredited investor offering managed by investment bank J.P. Turner & Co (the “Series A Preferred”). The terms of the Series A Preferred Stock included: (a) 10% interest per annum payable in additional shares of preferred stock; (b) a liquidation preference senior in position to the common stock; (c) “Penalty Shares-Filing” allocable as additional preferred shares to investors based on the amount of time between the date of investment and the date of the filing of a registration statement with the SEC; (d) “Penalty Shares-Comments” allocable as additional preferred shares to investors based on the amount of time between the date of such registration with the SEC and the final date in which the company shall have provided comments to the SEC during such registration process; (e) convertible into common stock at the holder’s discretion; and (f) demand registration rights on any filing with the SEC. Subject to the terms of the Series A Preferred, we have included the shares of common stock underlying the conversion of the Series A Preferred in this registration statement.

In March 2005, a total of 1,500,000 shares of Series A Preferred were issued (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock in September 2005) and Iptimize, Inc. received $600,000. As of February 28, 2006: (a) the maximum amount of the Penalty Shares-Filing had been incurred, representing an additional 450,000 shares of Series A Preferred; and (b) Series A Preferred investors had accrued interest representing a total of 133,468 additional shares of Series A Preferred. Assuming conversion in full of the Series A Preferred into common stock on December 31,2006, the 2006 interest expense will result in 62,500 shares of common stock.

This offering provided one Common Stock Warrant for every two shares of Series A Preferred purchased (the “Series A Preferred Warrants”). The Series A Preferred Warrants have an exercise price of $0.80 per share (post-split) and a term of two years from the date of issuance to expiration (March 10, 2007). If exercised, the Series A Preferred Warrants represent a total of 393,751 shares of common stock. We agreed to register the common stock underlying the Series A Preferred Warrants in this registration statement.

Per the terms of the engagement agreement with J.P. Turner & Co., Iptimize, Inc. issued a total of 500,000 shares of common stock to J.P. Turner & Co. or its employees (before giving effect to the 2:1 reverse split of Iptimize, Inc. common stock approved by shareholders in September 2005).

In addition, JP Turner received agreed to issue warrants to purchase 500,000 shares of common stock at an exercise price of $1.00 per share (the “JP Turner Warrants” and after giving effect to the reverse split of stock approved by shareholders in September 2005). The JP Turner Warrants have an exercise price of $1.00 per share (post split) and a term of four years from the date of issuance to expiration (March 10, 2009). We also issued to JP Turner & Co. per the terms of their engagement agreement, warrants to purchase 65,625 shares of common stock at an exercise price of $1.00 per share 65,625 warrants to JP Turner & Co. per the terms of the engagement agreement (the “Underwriter Warrants” and after giving effect to the reverse split of stock approved by shareholders in September 2005). The Underwriter Warrants have an exercise price of $0.80 per share (post split) and a term of four years from the date of issuance to expiration (March 10, 2009).

2005 Common Stock Offering

In November 2005, Iptimize, Inc. sold Common Stock at a price of $0.30 per share, in which a total of $554,250 was raised. A total of 1,847,500 shares of common stock were issued on this capital raise (which were sold after the completion of the 2:1 reverse split of Iptimize, Inc. common stock approved by shareholders in September 2005). The offering included one warrant for every share of common stock purchased (the “2005 Warrants”). The 2005 Warrants have an exercise price of $0.75 per share and a term of three years from the date of issuance investment to expiration (January 16, 2009). A total of 1,847,500 of the 2005 Warrants were issued. Also as a term of the offering, we committed to register the shares purchased in the 2005 Common Stock Offering, as well as the shares underlying the 2005 Warrants. These shares are included in this registration statement. We committed to register that number of existing shares held by participating shareholders that they purchased in this offering. Of the total raised, $94,250 was from existing shareholders; as such, 314,167 common stock shares are included in the selling shareholder information of this registration statement.

2006 Convertible Debenture Offering

Between March and August, 2006, we entered into a series of convertible debentures or “bridge note” agreements providing for the sale of $875,000 in principal amount convertible promissory notes (the “2006 Convertible Debentures”) with eleven individuals (collectively referred to as the (“Noteholders”). The 2006 Convertible Debentures have a term of 12 months and bear interest at the rate of 15% per annum. The 2006 Convertible Debentures are senior to all non-collateralized existing and all future indebtedness, and secured by all our assets. The 2006 Convertible Debentures are convertible at the holder’s discretion into shares of common stock based on a conversion rate of $0.25 per share. The 2006 Convertible Debentures included the issuance of .33 shares of common stock for every $1,000 invested; and included .33 warrants for every $1,000 invested with an exercise price of $0.75 per share (the “2006 Bridge Warrants”). The term of the 2006 Bridge warrant is three years. At each of the Noteholder’s discretion, the 2006 Convertible Debentures will convert into a total of 3,500,000 shares of our Common Stock, all of which have the right to be registered hereunder. A total of 291,653 shares of Common Stock and 2006 Bridge Warrants to purchase 291,653 shares of Common Stock were issued in connection with this offering.

* All of our securities issued in the foregoing transactions were issued in reliance on the exemption from registration and prospectus delivery requirements of the Act set forth in Section 3(b) and/or Section 4(2) of the Securities Act and the regulations promulgated thereunder. With respect to the sale of the securities described above, the Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder since, among other things, (1) the transaction did not involve a public offering, (2) the investors were accredited investors and/or qualified buyers, (3) the investors had access to information about the Company and their investment, (4) the investors took the securities for investment and not resale, and (5) the Company took appropriate measures to restrict the transfer of the securities.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

 Item 27. Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of September 20, 2005 between Simmetech, Inc., and Iptimize, Inc.*

3.1	Bylaws of Simmetech Incorporated.*

3.2	Articles of Incorporation of Simmetech Incorporated dated July 25, 1983.*

3.3	Articles of Amendment to Articles of Incorporation of Simmetech Incorporated, dated August 15, 1983 (increase in authorized shares to 5,000,000).*

3.4	Certificate of Amendment to Articles of Incorporation of Simmetech Incorporated, dated March 16, 1984 (increase in authorized shares to 20,000,000).*

3.5	Amendment to Articles of Incorporation of Simmetech Inc. dated July 14, 2003, (increase in authorized shares to 100,000,000).*

3.6	Amendment to Articles of Incorporation of Simmetech Inc. dated July 14, 2003 (name change from Simmetech Inc. to MedHealth Access Corporation).*

3.7	Amendment to Articles of Incorporation of MedHealth Access Corporation dated July 14, 2004 (name change from MedHealth Access Corporation to Jaguar Resorts, Inc.).*

3.8	Amendment to Articles of Incorporation of Jaguar Resorts, Inc. dated May 5, 2005 (name change from Jaguar Resorts, Inc. to Simmetech, Inc.).*

3.9	Certificate of Merger between Simmetech, Inc. and Iptimize, Inc. dated November 7, 2005.*

3.10	Amendment to Articles of Incorporation of Simmetech, Inc. dated November 15, 2005.*

4.1	Certificate of Designation of Series A Preferred Stock.*

5.1	Opinion and Consent of Berkman, Henoch, Peterson & Peddy, P.C. (To be filed by amendment).

10.1	Form of Subscription Agreement (2003).*

10.2	Form of Subscription Agreement (2004).*

10.3	Form of Subscription Agreement (November 2005).*

10.4	Form of Bridge Note and Stock Purchase Agreement.*

10.5	Form of Common Stock Purchase Warrant.*

10.6	Employment Agreement dated as of October 1, 2005, by and between Iptimize, Inc., and Clint Wilson.*

10.7	Employment Agreement dated as of October 1, 2006, by and between Iptimize, Inc., and John Evans.*

10.8	Toshiba America Information Systems, Inc. Digital Solutions Dealer Agreement dated June 2005.*

23.1	Consent of Stark Winter Schenkein & Co., LLP.*

23.2	Consent of legal counsel (see Exhibit 5.1).

*	Filed herewith.

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1)    File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)    Include any additional or changed material information on the plan of distribution.

(2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)    For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on October 18, 2006.

IPTIMIZE, INC.

By:	/s/ Clinton J. Wilson

Name: Clinton J. Wilson Title: Chief Executive Officer, President Principal Financial Officer (Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ John R. Evans	Chairman of the Board	October 18, 2006
John R. Evans

/s/ Clinton J. Wilson	Chief Executive Officer and President, Director	October 18, 2006
Clinton J. Wilson

/s/ Robert Wasson	Director	October 18, 2006
Robert Wasson